Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and between

NATIONAL COMMERCE CORPORATION

(a Delaware corporation)

and

UNITED GROUP BANKING COMPANY OF FLORIDA, INC.

(a Florida corporation)

Dated as of

June 6, 2014

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of June 6, 2014, by and between NATIONAL COMMERCE CORPORATION (“NCC”), a corporation organized and existing under the Laws of the State of Delaware, with its principal office in Birmingham, Alabama; and UNITED GROUP BANKING COMPANY OF FLORIDA, INC. (“United”), a Florida corporation, with its principal office in Longwood, Florida.

Preamble

The respective Boards of Directors of NCC and United have determined that the transactions described herein are in the best interests of the Parties and their respective stockholders. This Agreement provides for the acquisition of United by NCC pursuant to the merger (the “Merger”) of United with and into NCC. At the effective time of the Merger, and except as provided herein, the outstanding shares of the capital stock of United shall be converted into the right to receive shares of common stock of NCC or, at the election of the stockholders of United, into cash (subject to the limitations set forth herein).

The transactions described in or otherwise contemplated by this Agreement are subject to, among other things: (i) the filing by NCC and the effectiveness of a registration statement with respect to the shares of common stock of NCC to be issued to stockholders of United in the Merger; (ii) the approval of the stockholders of NCC and United; (iii) the approval of, notice to and/or waiver of the Federal Reserve Board, the OCC, and the Florida Office of Financial Regulation; and (iv) the satisfaction of certain other conditions described in this Agreement. It is the intention of the parties to this Agreement that, for federal income tax purposes, the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code.

Certain capitalized terms used but not otherwise defined in this Agreement are defined in Section 11.1 of this Agreement.

NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants and agreements set forth herein, the parties agree as follows:

ARTICLE 1

TRANSACTION AND TERMS OF MERGER

1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, United shall be merged with and into NCC in accordance with the provisions of Section 252 of the DGCL and Section 607.1107 of the FBCA. At the Effective Time, the separate corporate existence of United shall cease. NCC shall be the surviving corporation resulting from the Merger (the “Surviving Corporation”) and shall continue to be governed by the DGCL. The Merger will be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of NCC and United.

1.2 Time and Place of Closing. The place of the Closing shall be at the offices of Maynard, Cooper & Gale, P.C., Birmingham, Alabama, or such other place as may be mutually agreed upon by the Parties. Subject to the terms and conditions of this Agreement, unless otherwise mutually agreed upon in writing by the chief executive officers of NCC and United, the Closing will take place at 9:00 A.M. central time on the last Business Day of the month in which the closing conditions set forth in Article 9 below (other than those conditions that are to be satisfied at the Closing) have been satisfied (or waived pursuant to Section 11.4 of this Agreement).

1.3 Effective Time. The Merger and other transactions provided for in this Agreement shall become effective: (a) on the date and at the time that the later of the following shall occur: (i) the Certificate of Merger required by the DGCL (the “Certificate of Merger”) shall be accepted for filing by the Secretary of State of Delaware, and (ii) the Articles of Merger required by the FBCA (the “Articles of Merger”) shall be accepted for filing by the Secretary of State of Florida; or (b) on such date and at such time subsequent to the date and time established pursuant to subsection 1.3(a) above as may be specified by the Parties in the Certificate of Merger and Articles of Merger (provided that such subsequent date and time shall not be later than a time on the 30th day after the date that the Certificate of Merger is filed) (such time is hereinafter referred to as the “Effective Time”). Unless NCC and United otherwise mutually agree in writing, the Parties shall use their commercially reasonable efforts to cause the Effective Time to occur on the date of Closing.

1.4 Voting Agreements. Concurrently with the execution and delivery of this Agreement and as a material condition hereto, each member of the United Board and certain executive officers of United are entering into Voting Agreements with NCC and Charles Investment Group, LLC is entering into a Voting Agreement with United whereby, among other things, such Persons have agreed, upon the terms and subject to the conditions set forth therein, to vote all of the shares of United Common Stock or NCC Common Stock, as the case may be, owned by them in favor of this Agreement and the Merger and to support actions necessary to consummate the Merger and the Subsidiary Merger.

1.5 Merger of Banking Subsidiaries. Except as provided below, as soon as practicable following the Effective Time, United Legacy Bank (“United Legacy Bank”), a Florida state-chartered bank and wholly owned subsidiary of United, shall be merged (the “Subsidiary Merger”) with and into National Bank of Commerce, a national banking association and wholly owned subsidiary of NCC (“NBC”), in accordance with the provisions of applicable federal and state banking laws and regulations, and NBC shall be the surviving bank (the “Surviving Bank”). The Subsidiary Merger shall have the effects as set forth under applicable federal and state banking laws and regulations, and the Parties shall cause the Boards of Directors of United Legacy Bank and NBC, respectively, to approve a separate merger agreement (the “Subsidiary Merger Agreement”) in substantially the form attached hereto as Exhibit A, and cause the Subsidiary Merger Agreement to be executed and delivered as soon as practicable following the date of execution of this Agreement. NCC shall cause NBC to take any and all steps required under its Articles of Association and/or Bylaws to increase the size of the NBC board of directors as of the Effective Time and to appoint the United Legacy Bank Designee, effective as of the Effective Time, to fill such vacancy. Thereafter, NCC agrees to cause NBC or the Surviving Bank, as the case may be, to include the United Legacy Bank Designee in its recommended slate of nominees for election as a director at each of its first and second annual meetings of stockholders following the Effective Time, and NCC (in its capacity as a stockholder) agrees to vote in favor of the United Legacy Bank Designee at each of such annual meetings. Nothing in this Section 1.5 shall require NCC or NBC to elect, vote in favor of, appoint, nominate or recommend the United Legacy Bank Designee for election to the board of directors of NBC or the Surviving Bank, as the case may be, if he or she shall become the subject of a Disqualification. The directors of the Surviving Bank immediately following the Subsidiary Merger shall consist of the directors of NBC immediately prior to the Subsidiary Merger (including the United Legacy Bank Designee), and such directors shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal. The officers of the Surviving Bank immediately following the Subsidiary Merger shall consist of the officers of NBC immediately prior to the Subsidiary Merger, and such officers shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal. As provided in the Subsidiary Merger Agreement, the Subsidiary Merger may be abandoned at the election of NBC at any time, whether before or after filings are made for regulatory approval of the Subsidiary Merger.

ARTICLE 2

EFFECT OF MERGER

2.1 Certificate of Incorporation and Bylaws. The Certificate of Incorporation of NCC in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation immediately after the Effective Time, until amended in accordance with applicable Law. The Bylaws of NCC in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation immediately after the Effective Time, until amended in accordance with applicable Law.

2.2 Officers and Directors. The directors of the Surviving Corporation immediately following the Effective Time shall consist of the directors of NCC immediately prior to the Effective Time plus the United Designee, and such directors shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal. NCC shall take any and all steps required under its Certificate of Incorporation and/or Bylaws to increase the size of the NCC Board as of the Effective Time and to appoint the United Designee, effective as of the Effective Time, to fill such vacancy. Thereafter, NCC agrees to include the United Designee in its recommended slate of nominees for election as a director at each of its first and second annual meetings of stockholders following the Effective Time. Nothing in this Section 2.2 shall require NCC to elect, appoint, nominate or recommend the United Designee for election to the NCC Board if he or she shall become the subject of a Disqualification. The officers of the Surviving Corporation immediately following the Effective Time shall consist of the officers of NCC immediately prior to the Effective Time, and such officers shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

2.3 Effect of Merger. At the Effective Time, the Merger shall have the effect set forth in Sections 259 and 261 of the DGCL and the comparable provisions of the FBCA. Without limiting the generality of the foregoing, all rights, franchises and interests of United and NCC in and to every type of property (real, personal and mixed) and choses in action shall be transferred to and vested in the Surviving Corporation by virtue of the Merger without any deed or other transfer. The Surviving Corporation shall hold and enjoy all rights of property, franchises and interests, including appointments, designations and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee and receiver, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises, and interests were held or enjoyed by United and NCC at the Effective Time. All Liabilities and obligations of United and NCC shall be deemed to have been assumed by the Surviving Corporation, and the Surviving Corporation shall be bound thereby in the same manner and to the same extent as each of United and NCC was so bound at the Effective Time.

ARTICLE 3

CONVERSION OF CONSTITUENTS’ CAPITAL STOCK

3.1 Manner of Converting Shares. Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Merger and without any further action on the part of NCC, United or the holders of any shares of capital stock thereof, the shares of capital stock and rights and options to acquire shares of capital stock of the constituent corporations shall be converted as follows:

(a) NCC Capital Stock. Each share of capital stock of NCC issued and outstanding immediately prior to the Effective Time shall continue to be an issued and outstanding share of the capital stock of the Surviving Corporation from and after the Effective Time.

(b) Exchange Ratio for United Common Stock. Each share of United Common Stock (excluding (i) shares held by any United Company, other than in a fiduciary capacity or as a result of debts previously contracted, (ii) Cash Election Shares described in Section 3.1(c) of this Agreement and (iii) shares held by stockholders who perfect their dissenters’ rights of appraisal as provided in Section 3.4 of this Agreement) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive 0.057794 shares of NCC Common Stock (the “Exchange Ratio”).

(c) Cash Election Shares.

(1) Holders of United Common Stock shall be provided with an opportunity to elect to receive cash consideration in lieu of receiving NCC Common Stock in the Merger, in accordance with the election procedures set forth below. Holders who elect to receive cash in lieu of exchanging their shares of United Common Stock for NCC Common Stock as specified below shall receive $1.30, without interest thereon (the “Per Share Cash Consideration”) for each share of United Common Stock that is so converted (each, a “Cash Election Share”). Notwithstanding the preceding sentence, the aggregate number of Cash Election Shares shall not exceed 2,268,851 (the “Share Limitation”), and the aggregate Per Share Cash Consideration shall not exceed $2,949,506.30 (the “Cash Limitation”).

(2) At NCC’s election, either the Exchange Agent or NCC’s transfer agent shall mail an election form in such form as NCC and United shall mutually agree (the “Election Form”) with or following the issuance of the Proxy Statement/Prospectus, to each holder of record of United Common Stock. Each Election Form shall permit a holder (or the beneficial owner through appropriate and customary documentation and instructions) of United Common Stock to elect to receive cash with respect to all or a portion of such holder’s United Common Stock.

(3) Any shares of United Common Stock with respect to which the holder shall not have submitted to the Exchange Agent an effective, properly completed Election Form prior to 5:00 p.m. Eastern Time on the day before the United Stockholders’ Meeting (or such other time and date as NCC and United may mutually agree) (the “Election Deadline”), and any shares of United Common Stock with respect to which the holder shall have submitted an Election Form prior to the Election Deadline but with respect to which such holder shall have elected not to receive cash, shall be converted into NCC Common Stock at the Effective Time, as set forth in Section 3.1(b) of this Agreement (all such shares described in this sub-section (3) being referred to as “Stock Election Shares”).

(4) Any Election Form may be revoked or amended by the Person submitting such Election Form at or prior to the Election Deadline. In the event an Election Form is revoked and a replacement Election Form therefor is not submitted prior to the Election Deadline, the shares of United Common Stock represented by such Election Form shall become Stock Election Shares. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. Neither NCC nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

(5) Within five (5) Business Days after the Election Deadline, unless the Effective Time has not yet occurred, in which case as soon thereafter as practicable, the allocation among the holders of United Common Stock in accordance with the Election Forms shall be effected by the Exchange Agent as follows:

(A) Cash Elections Less than or Equal to the Cash Limitation. If the aggregate amount of cash that would be paid upon conversion in the Merger of the Cash Election Shares (the “Potential Cash Payments”) is less than or equal to the Cash Limitation, then:

(1) each Cash Election Share shall be converted into the right to receive the Per Share Cash Consideration pursuant to Section 3.1(c)(1); and

(2) each Stock Election Share shall be converted into the right to receive NCC Common Stock pursuant to Section 3.1(b).

(B) Cash Elections More Than the Cash Limitation. If the amount of the Potential Cash Payments is greater than the Cash Limitation, then:

(1) the number of Cash Election Shares designated by each holder of United Common Stock who properly submitted an Election Form shall be automatically reduced to that number of shares equal to the product of (A) the number of such holder’s Cash Election Shares designated in the Election Form and (B) a fraction, the numerator of which is the Share Limitation, and the denominator of which is the aggregate number of Cash Election Shares designated in all Election Forms;

(2) each Cash Election Share remaining after adjustment pursuant to subsection (1) above shall be converted into the right to receive the Per Share Cash Consideration pursuant to Section 3.1(c)(1);

(3) each share of United Common Stock that would have been a Cash Election Share but for the adjustment pursuant to subsection (1) above shall automatically be deemed to be a Stock Election Share; and

(4) each Stock Election Share, including those so designated pursuant to subsection (3) above, shall be converted into the right to receive NCC Common Stock pursuant to Section 3.1(b).

(d) United Options. At the Effective Time, each outstanding and unexercised option to purchase shares of United Common Stock pursuant to the United Stock Option Plan (each, a “United Option”) will cease to represent an option to purchase United Common Stock and will be converted automatically into an option to purchase NCC Common Stock (each, an “NCC Option”), and NCC will assume each United Option subject to its terms, including any acceleration in vesting that will occur as a consequence of the Merger according to the instruments governing such United Option; provided, however, that after the Effective Time:

(1) the number of shares of NCC Common Stock purchasable upon exercise of each United Option will equal the product of (A) the number of shares of United Common Stock that were purchasable under the United Option immediately before the Effective Time and (B) the Exchange Ratio, rounded to the nearest whole share;

(2) the per share exercise price for each United Option will equal the quotient obtained by dividing (A) the per share exercise price of the United Option in effect immediately before the Effective Time by (B) the Exchange Ratio, rounded to the nearest cent; and

(3) where the context so requires, all references to United shall be deemed to be references to NCC and its Subsidiaries, and all references to the United Board (or the Compensation Committee thereof) shall be deemed to be references to the NCC Board (or the Compensation Committee thereof).

Notwithstanding the foregoing, each United Option that is intended to be an “incentive stock option” (as defined in Section 422 of the IRC) will be adjusted in accordance with the requirements of Section 424 of the IRC. As of the date hereof, the United Options provide for the purchase of no more than an aggregate of 1,775,000 additional shares of United Common Stock. As soon as practicable after the Effective Time, NCC shall file a Registration Statement on Form S-8 (or any successor or other appropriate forms) with the SEC, with respect to the shares of NCC Common Stock subject to converted or substitute United Options and shall use its reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses associated therewith) for so long as such converted or substitute United Options remain outstanding.

(e) Maximum Shares of NCC Common Stock. Assuming that (i) there are no United Dissenting Shares, (ii) there is no adjustment to the Exchange Ratio pursuant to Section 3.2 below, (iii), there are no Cash Election Shares, and (iv) the holders of United Options exercise all of the United Options and/or all of the NCC Options, as the case may be (and do so by paying the exercise price in cash), the holders of United Common Stock and holders of United Options shall have the right to receive, in the aggregate, a maximum of 1,850,944 shares of NCC Common Stock as a result of the Merger.

3.2 Anti-Dilution Provisions. If NCC changes the number of shares of NCC Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, reverse stock split, stock dividend or similar recapitalization with respect to such stock and the record date therefor is prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted as needed to preserve the relative economic benefit to the Parties provided for in Section 3.1(b).

3.3 Shares Held by United. Each share of United Common Stock held by any United Company, other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

3.4 United Dissenting Stockholders. Notwithstanding anything in this Agreement to the contrary, shares of United Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by a holder who (a) did not vote in favor of the Merger (or consent thereto in writing), (b) is entitled to demand and properly demands and perfects such holder’s right to appraisal and to be paid the fair value of such shares pursuant to, and who complies in all respects with, the provisions of Sections 607.1302 et seq. of the FBCA and (c) has not effectively withdrawn or otherwise lost or forfeited such holder’s right to appraisal and payment under the FBCA (such shares, the “United Dissenting Shares”), shall not be converted into or exchanged for Stock Election Shares or Cash Election Shares (or the right to receive such consideration), but instead the holder of such United Dissenting Shares shall be entitled to payment of the fair value thereof in accordance with the provisions of Sections 607.1302 et seq. of the FBCA. At the Effective Time, such United Dissenting Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist or be outstanding, and the holder thereof shall cease to have any right with respect thereto, except the right to receive the fair value of such United Dissenting Shares in accordance with Section 607.1302 et seq. of the FBCA. If any such holder of shares of United Common Stock shall have failed to perfect such holder’s right to receive, or shall have effectively waived, withdrawn, lost or forfeited any right to demand or receive, the fair value of such shares of United Common Stock under such provisions of the FBCA, then such holder’s shares of United Common Stock shall thereupon be deemed and treated as if they had, at the Effective Time, been converted into the right to receive Stock Election Shares in accordance with Section 3.1(b). United shall give NCC (i) prompt notice of any written notices of any holder’s intent to demand payment or exercise appraisal rights in respect of any shares of United Common Stock, withdrawals or attempted withdrawals of such notices and any other notices or instruments served pursuant to the FBCA and received by United relating to any attempted, purported or actual exercise of appraisal rights and (ii) the opportunity to participate in, direct and control all discussions, negotiations and proceedings with respect to the exercise of such appraisal rights under Section 607.1302 et seq. of the FBCA. Neither United nor the Surviving Corporation shall, except with the prior written consent of NCC, make any payment with respect to, or settle, or offer or agree to settle, any payment with respect to any such exercise of appraisal rights or demand for payment in connection therewith.

3.5 NCC Dissenting Stockholders. Notwithstanding anything in this Agreement to the contrary, shares of NCC Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by a holder who (a) did not vote in favor of the Merger (or consent thereto in writing), (b) is entitled to demand and properly demands and perfects such holder’s right to appraisal and to be paid the fair value of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL and (c) has not effectively withdrawn or otherwise lost or forfeited such holder’s right to appraisal and payment under the DGCL (such shares, the “NCC Dissenting Shares”), shall not continue to be an issued and outstanding share of the capital stock of the Surviving Corporation from and after the Effective Time, but instead the holder of such NCC Dissenting Shares shall be entitled to payment of the fair value thereof in accordance with the provisions of Section 262 of the DGCL. At the Effective Time, such NCC Dissenting Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist or be outstanding, and the holder thereof shall cease to have any right with respect thereto, except the right to receive the fair value of such NCC Dissenting Shares in accordance with Section 262 of the DGCL. If any such holder of shares of NCC Common Stock shall have failed to perfect such holder’s right to receive, or shall have effectively waived, withdrawn, lost or forfeited any right to demand or receive, the fair value of such shares of NCC Common Stock under such provisions of the DGCL, then such holder’s shares of NCC Common Stock shall thereupon be deemed and treated as if they had, at the Effective Time, continued to be an issued and outstanding share of the capital stock of the Surviving Corporation in accordance with Section 3.1(a).

3.6 Fractional Shares. Fractional shares of NCC Common Stock shall not be issued upon the surrender of certificates representing United Common Stock for exchange; no dividend or distribution with respect to NCC Common Stock shall be payable on or with respect to any fractional share; and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of NCC. In lieu of any such fractional share, NCC shall pay to each former stockholder of United who otherwise would be entitled to receive a fractional share of NCC Common Stock an amount in cash (without interest) equal to the product of (i) $22.68 multiplied by (ii) the fraction of a share of NCC Common Stock to which such holder would otherwise be entitled.

ARTICLE 4

EXCHANGE OF SHARES

4.1 Exchange Procedures. Promptly (and within five (5) Business Days) after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to the former stockholders of United appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of United Common Stock shall pass, only upon proper delivery of such certificates to the Exchange

Agent). After completion of the allocation procedure set forth in Section 3.1(c)(5) and upon surrender of a certificate or certificates for exchange and cancellation to the Exchange Agent (such shares to be free and clear of all liens, claims and encumbrances), together with a properly executed letter of transmittal, the holder of such certificate or certificates shall be entitled to receive promptly thereafter in exchange therefor: (a) that number of whole shares of NCC Common Stock which such holder of United Common Stock became entitled to receive pursuant to Article 3 hereof and (b) a check representing the aggregate cash consideration, if any, which such holder has the right to receive pursuant to the provisions of Article 3 hereof, and the certificate or certificates so surrendered shall forthwith be canceled. The shares of NCC Common Stock to be issued pursuant to Article 3 and this Section 4.1 shall be in uncertificated book entry form, and upon compliance by a former holder of shares of United Common Stock with the provisions hereof and of the letter of transmittal, NCC shall instruct its registrar and transfer agent to make appropriate book entries with respect to such shares of NCC Common Stock. Such book entries of the issuance of uncertificated shares shall constitute delivery thereof for all purposes pursuant to this Agreement. No interest will be paid or accrued on the Per Share Cash Consideration, any cash in lieu of fractional shares, or any unpaid dividends and distributions, if any, payable to holders of certificates for United Common Stock. The Surviving Corporation shall not be obligated to deliver the consideration to which any former holder of United Common Stock is entitled as a result of the Merger until such holder surrenders the certificate or certificates representing the shares of United Common Stock for exchange as provided in this Section 4.1. The certificate or certificates for United Common Stock so surrendered shall be duly endorsed as the Exchange Agent may require. Any other provision of this Agreement notwithstanding, neither the Surviving Corporation, NCC nor the Exchange Agent shall be liable to a holder of United Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property Law.

4.2 Rights of Former United Stockholders. At the Effective Time, the stock transfer books of United shall be closed as to holders of United Common Stock immediately prior to the Effective Time, and no transfer of United Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1 of this Agreement, each certificate theretofore representing shares of United Common Stock (“United Certificate”), other than shares to be canceled pursuant to Section 3.3 of this Agreement or as to which dissenter’s rights of appraisal have been perfected as provided in Section 3.4 of this Agreement, shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Section 3.1 of this Agreement in exchange therefor. To the extent permitted by Law, former stockholders of record of United Common Stock shall be entitled to vote after the Effective Time at any meeting of NCC stockholders the number of whole shares of NCC Common Stock into which their respective shares of United Common Stock (excluding Cash Election Shares) have been converted, regardless of whether such holders have exchanged their United Certificates for certificates representing NCC Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by NCC on the NCC Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Agreement. Notwithstanding the preceding sentence, any Person holding any United Certificate at or after six (6) months after the Effective Time (the “Cutoff”) shall not be entitled to receive any dividend or other distribution payable after the Cutoff to holders of NCC Common Stock, which dividend or other distribution is attributable to such Person’s NCC Common Stock represented by said United Certificate held after the Cutoff, until such Person surrenders such United Certificate for exchange as provided in Section 4.1 of this Agreement. However, upon surrender of such United Certificate, appropriate book entries shall be made with respect to the NCC Common Stock and all such undelivered dividends or other distributions (without interest) and any undelivered cash payments (without interest) shall be delivered and paid with respect to each share represented by such United Certificate. No holder of shares of United Common Stock shall be entitled to receive any dividends or distributions declared or made with respect to the NCC Common Stock with a record date before the Effective Time.

4.3 Identity of Recipient of NCC Common Stock. In the event that the delivery of the consideration provided for in this Agreement is to be made to a Person other than the Person in whose name any certificate representing shares of United Common Stock surrendered is registered, such certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer), with the signature(s) appropriately guaranteed, and otherwise in proper form for transfer, and the Person requesting such delivery shall pay any transfer or other taxes required by reason of the delivery to a Person other than the registered holder of such certificate surrendered or establish to the satisfaction of NCC that such tax has been paid or is not applicable.

4.4 Lost or Stolen Certificates. If any holder of United Common Stock convertible into the right to receive shares of NCC Common Stock or cash is unable to deliver the United Certificate that represents United Common Stock, NCC shall instruct its registrar and transfer agent, in the absence of actual notice that any such shares have been acquired by a bona fide purchaser, to make appropriate book entries with respect to such holder for the shares of NCC Common Stock to which the holder is entitled for such shares upon presentation of the following: (a) evidence to the reasonable satisfaction of NCC that any such United Certificate has been lost, wrongfully taken or destroyed; (b) such security or indemnity as may be reasonably requested by NCC to indemnify and hold NCC and the Exchange Agent harmless; and (c) evidence satisfactory to NCC that such Person is the owner of the shares theretofore represented by each United Certificate claimed by the holder to be lost, wrongfully taken or destroyed and that the holder is the Person who would be entitled to present such United Certificate for exchange pursuant to this Agreement.

4.5 Laws of Escheat. If any of the consideration due or other payments to be paid or delivered to the holders of United Common Stock is not paid or delivered within the time period specified by any applicable Laws concerning abandoned property, escheat or similar Laws, and if such failure to pay or deliver such consideration occurs or arises out of the fact that such property is not claimed by the proper owner thereof, NCC or the Exchange Agent shall be entitled (but not required) to dispose of any such consideration or other payments in accordance with applicable Laws concerning abandoned property, escheat or similar Laws. Any other provision of this Agreement notwithstanding, none of NCC, United, the Exchange Agent nor any other Person acting on their behalf shall be liable to a holder of United Common Stock for any amount paid or property delivered in good faith to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Law.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF UNITED

United hereby represents and warrants to NCC as follows:

5.1 Corporate Organization, Standing and Power. United is a corporation duly organized, validly existing and in good standing under the Laws of the State of Florida, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets and to incur its Liabilities. United is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on United. United has delivered to NCC complete and correct copies of its Articles of Incorporation and Bylaws and the Articles of Incorporation, bylaws or similar governing instruments of each of its Subsidiaries, in each case as amended through the date hereof.

5.2 Authority; No Breach By Agreement.

(a) United has the corporate power and authority necessary to execute and deliver this Agreement and to perform its obligations hereunder, and to consummate the transactions provided for herein. The execution, delivery and performance of this Agreement and the consummation of the transactions provided for herein, including the Merger, have been duly and validly authorized by all necessary corporate action on the part of United, subject to the approval of this Agreement and the Merger by the holders of a majority of the outstanding shares of United Common Stock in accordance with the FBCA. Subject to such requisite stockholder approval and required regulatory consents, this Agreement constitutes a legal, valid and binding obligation of United, enforceable against United in accordance with its terms.

(b) Except as set forth on Schedule 5.2(b), neither the execution and delivery of this Agreement by United or the Subsidiary Merger Agreement by United Legacy Bank, nor the consummation by United of the transactions provided for in this Agreement or by United Legacy Bank of the transactions provided for in the Subsidiary Merger Agreement, nor compliance by United with any of the provisions hereof or by United Legacy Bank with any of the provisions of the Subsidiary Merger Agreement, will (i) conflict with or result in a breach of any provision of United’s Articles of Incorporation or Bylaws or the Articles or Certificates of Incorporation or Bylaws or similar governing documents of any United Company or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any United Company under, any Contract or Permit of any United Company, where such Default or failure to obtain such Consent is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such United Company, or, (iii) subject to receipt of the requisite Consents and approvals of Regulatory Authorities referred to in this Agreement, violate or conflict with any Law or Order applicable to any United Company or any of their respective Assets.

(c) Except as set forth on Schedule 5.2(c), other than (i) in connection or compliance with the provisions of the Securities Laws and applicable state corporate and securities Laws, (ii) Consents required from Regulatory Authorities, (iii) the approval by the stockholders of United of this Agreement and the Merger, (iv) notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, and (v) Consents, filings or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the United Company at issue, no notice to, filing with or Consent of, any Person or public body or authority is necessary for the consummation by United of the Merger and the other transactions provided for in this Agreement or for consummation by United Legacy Bank of the Subsidiary Merger. No consents or approvals of or filings or registrations with any Regulatory Authorities are necessary in connection with the execution and delivery by United of this Agreement.

5.3 Capital Stock.

(a) The authorized capital stock of United consists of: (i) 32,000,000 shares of United Common Stock, of which (A) 30,000,000 are designated as voting common stock and (B) 2,000,000 are designated as nonvoting common stock, and of which 30,251,341 shares of United Common Stock in the aggregate are issued and outstanding consisting of 30,000,000 shares of voting common stock and 251,341 shares of nonvoting common stock (none of which is held in the treasury of United), and (ii) 1,000,000 shares of United Preferred Stock, no shares of which are issued or outstanding or held in the treasury of United. All of the issued and outstanding shares of capital stock of United are duly and validly issued and outstanding and are fully paid and nonassessable. None of the shares of capital stock, options, or other securities of United issued on or after March 1, 2010, has been issued in violation of the Securities Laws or any preemptive rights of the current or past stockholders of United or is subject to a right of rescission in favor of the holder thereof. To the Knowledge of each United Company, none of the shares of capital stock, options, or other securities of United issued prior to March 1, 2010, was issued in violation of the Securities Laws or any preemptive rights of the current or past stockholders of United or is subject to a right of rescission in favor of the holder thereof. Pursuant to the terms of the United Stock Option Plan, there are outstanding options with the right to purchase a total of 1,775,000 shares of United Common Stock, as more fully set forth in Schedule 5.3 attached hereto.

(b) Except as set forth in Section 5.3(a) of this Agreement, there are no shares of capital stock or other equity securities of United outstanding and no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of United or contracts, commitments, understandings or arrangements by which United is or may be bound to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock. United has no Liability for dividends declared or accrued, but unpaid, with respect to any shares of its capital stock.

5.4 United Subsidiaries.

(a) The United Subsidiaries include United Legacy Bank, which is a Florida banking corporation. Each of the United Subsidiaries is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization. Each of the United Subsidiaries has the power and authority necessary for it to own, lease and operate its Assets, to incur its Liabilities and to carry on its business as now conducted. Each United Subsidiary is duly qualified or licensed to transact business as a foreign entity in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on United on a consolidated basis.

(b) The authorized, issued and outstanding capital stock of each United Subsidiary is set forth on Schedule 5.4(b). United owns all of the issued and outstanding shares of capital stock of each United Subsidiary. None of the shares of capital stock or other securities of any United Subsidiary issued on or after March 1, 2010, has been issued in violation of the Securities Laws or any preemptive rights. To the Knowledge of each United Company, none of the shares of capital stock or other securities of any United Subsidiary issued prior to March 1, 2010, was issued in violation of the Securities Laws or any preemptive rights. No equity securities of any United Subsidiary are or may become required to be issued by reason of any options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of any such Subsidiary, and there are no Contracts by which any United Subsidiary is bound to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock or by which any United Company is or may be bound to transfer any shares of the capital stock of any United Subsidiary. There are no Contracts relating to the rights of any United Company to vote or to dispose of any shares of the capital stock of any United Subsidiary. All of the shares of capital stock of each United Subsidiary are fully paid and nonassessable under the applicable Law of the jurisdiction in which such United Subsidiary is organized and are owned by United free and clear of any Lien. No United Subsidiary has any Liability for dividends declared or accrued, but unpaid, with respect to any of its capital stock. For purposes of this Section 5.4(b), references to “capital stock” shall be deemed to include membership interests with respect to any United Company that is a limited liability company.

(c) The minute books of United, United Legacy Bank and each United Subsidiary contain complete and accurate records in all material respects of all meetings and other corporate actions held or taken by their respective stockholders and Boards of Directors (including all committees thereof), since such entity’s formation.

(d) No United Company and no employee or agent thereof is registered or required to be registered as an investment adviser or broker/dealer under the Securities Laws. All activities with respect to the solicitation, offer, marketing and/or sale of securities under “networking” or similar arrangements: (i) are and have at all times since March 1, 2010, been conducted (and, to the Knowledge of each United Company, were conducted prior to March 1, 2010) in accordance with all applicable Laws, including without limitation the Securities Laws and all state and federal banking Laws and regulations, and (ii) satisfy the definition of a “Third Party Brokerage Arrangement” under Section 201 of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder. Since March 1, 2010, and, to the Knowledge of each United Company, prior to March 1, 2010, there has been no misrepresentation or omission of a material fact by any United Company and/or any of their respective agents in connection with the solicitation, marketing or sale of any securities, and each customer has been provided with any and all disclosure materials as required by applicable Law.

(e) None of the United Companies is engaged in any activities that are not permissible for a national banking association.

5.5 Financial Statements; Call Reports. Attached hereto as Schedule 5.5 are copies of all United Financial Statements and United Call Reports for periods ended prior to the date hereof, and United will promptly deliver to NCC copies of all United Financial Statements and United Call Reports prepared subsequent to the date hereof. The United Financial Statements (as of the dates thereof and for the periods covered thereby) (a) are or, if dated after the date of this Agreement, will be in accordance with the books and records of the United Companies, which are or will be, as the case may be, complete and correct and which have been or will have been, as the case may be, maintained in accordance with good business practices and in accordance with applicable legal and accounting principles and reflect only actual transactions, and (b) present or will present, as the case may be, fairly the consolidated financial position of the United Companies as of the dates indicated and the consolidated results of operations, changes in stockholders’ equity and cash flows of the United Companies for the periods indicated, in accordance with GAAP (subject to exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal recurring year-end audit adjustments that are not material). The United Call Reports have been prepared in material compliance with (i) the rules and regulations of the respective federal or state banking regulator with which they were filed, and (ii) RAP, which principles have been consistently applied during the periods involved, except as otherwise noted therein. Each United Call Report fairly presents, in all material respects, the financial position of United and the results of its operations at the date and for the period indicated in such United Call Report in conformity with the Instructions for the Preparation of Call Reports as promulgated by applicable regulatory authorities. None of the United Call Reports contains any material items of special or nonrecurring income or any other income not earned in the ordinary course of business, except as expressly specified therein.

5.6 Absence of Undisclosed Liabilities; No Off-Balance Sheet Arrangements. No United Company has any material Liabilities, except Liabilities (i) accrued or reserved against in the consolidated balance sheet of United as of December 31, 2013, that is included in the United Financial Statements or reflected in the notes thereto, (ii) incurred or paid in the ordinary course of business consistent with past business practice, (iii) incurred or paid pursuant to and in accordance with the terms and conditions of this Agreement, or (iv) disclosed on Schedule 5.6. No United Company has incurred or paid any material Liability since December 31, 2013, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice. No United Company is a party to any material agreement, commitment, transaction, arrangement or other relationship with any unconsolidated or other off balance sheet entity.

5.7 Absence of Certain Changes or Events. Except as set forth on Schedule 5.7, since December 31, 2013: (i) there have been no events, changes or occurrences that have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on United or its Subsidiaries, including without limitation any change in the administrative or supervisory standing or rating of United with any Regulatory Authority, (ii) the United Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants or agreements of United provided in Article 7 of this Agreement, and (iii) to the Knowledge of each United Company, no fact or condition exists which United believes will cause a Material Adverse Effect on United or its Subsidiaries in the future.

5.8 Tax Matters.

(a) Since March 1, 2010, and, to the Knowledge of each United Company, prior to March 1, 2010, all Tax returns required to be filed by or on behalf of any of the United Companies have been timely filed or requests for extensions have been timely filed, granted and have not expired; all returns filed are complete and accurate in all material respects; and all Taxes shown as due on filed returns, and all other material Taxes owed by any of the United Companies, have been paid. There is no audit examination, deficiency, refund Litigation or matter in controversy pending, or to the Knowledge of each United Company, threatened, with respect to any Taxes that might result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on United, except as reserved against in the United Financial Statements delivered prior to the date of this Agreement. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been fully paid.

(b) None of the United Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

(c) Adequate provision for any Taxes due or to become due for any of the United Companies for the period or periods through and including the date of the respective United Financial Statements has been made and is reflected on such United Financial Statements.

(d) Any and all deferred Taxes of the United Companies have been provided for in accordance with GAAP.

(e) None of the United Companies is responsible for the Taxes of any other Person other than the United Companies under Treasury Regulation 1.1502-6 or any similar provision of federal or state Law.

(f) Except as set forth on Schedule 5.8(f), none of the United Companies has made any payment since March 1, 2010 (or, to the Knowledge of each United Company, prior to March 1, 2010), is obligated to make any payment or is a party to any Contract that could obligate it to make any payment that would be disallowed as a deduction under Section 280G or 162(m) of the IRC.

(g) Since March 1, 2010, and, to the Knowledge of each United Company, prior to March 1, 2010, there has not been an ownership change, as defined in Section 382(g) of the IRC,

that occurred during or after any taxable period in which United or any United Subsidiaries incurred an operating loss that carries over to any taxable period ending after the fiscal year of United immediately preceding the date of this Agreement.

(h) (i) Since March 1, 2010, and, to the Knowledge of each United Company, prior to March 1, 2010, proper and accurate amounts have been withheld by the United Companies from their employees and others for all prior periods in compliance in all material respects with the tax withholding provisions of all applicable federal, state and local Laws, and proper due diligence steps have been taken in connection with back-up withholding, (ii) federal, state and local returns have been filed by the United Companies for all periods for which returns were due with respect to withholding, Social Security and unemployment Taxes or charges due to any federal, state or local taxing authority and (iii) the amounts shown on such returns to be due and payable have been paid in full or adequate provision therefore have been included by United in the United Financial Statements.

(i) United has delivered or made available to NCC correct and complete copies of all Tax returns filed by United and each United Subsidiary for each fiscal year ended on and after December 31, 2010.

(j) Since March 1, 2010, and, to the Knowledge of each United Company, prior to March 1, 2010, none of the United Companies has (a) participated in any reportable transaction within the meaning of Treasury Regulations Section 1.6011-4(b) (or any similar provision of state, local or foreign tax law) or (b) taken any reporting position on a Tax return, which reporting position (1) if not sustained would be reasonably likely, absent disclosure, to give rise to a penalty for substantial understatement of federal income tax under Sections 6662 or 6676 of the Code (or any similar provision of state, local or foreign tax law) and (2) has not adequately been disclosed on such Tax return in accordance with Section 6662(d)(2)(B) of the Code (or similar provision of state, local or foreign tax Law).

(k) None of the United Companies has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares qualifying for tax-free treatment under Section 355 of the Code (1) in the two years prior to the date hereof or (2) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(c) of the Code) in conjunction with the Merger.

5.9 Loan Portfolio; Documentation and Reports; Compliance.

(a) (i) Except as set forth on Schedule 5.9(a)(i), none of the United Companies is a creditor as to any written or oral loan agreement, note or borrowing arrangement, including without limitation leases, credit enhancements, commitments and interest-bearing assets (excluding investment securities) (“Loans”), other than Loans the unpaid principal balance of which does not exceed $25,000 per Loan or $50,000 in the aggregate, under the terms of which the obligor is, as of the date of this Agreement, over 90 days delinquent in payment of principal or interest or in default of any other material provisions.

(ii) Except as set forth on Schedule 5.9(a)(ii), none of the United Companies is a creditor as to any Loan, including without limitation any loan guaranty, to any director, executive officer or 5% stockholder thereof, or to the Knowledge of each United Company, any Person controlling, controlled by or under common control with any of the foregoing.

(iii) All of the Loans held by any of the United Companies are in all respects the binding obligations of the respective obligors named therein in accordance with their respective terms, are not subject to any defenses, setoffs or counterclaims, except as may be provided by bankruptcy, insolvency or similar Laws or by general principles of equity. All Loans made by any of the United Companies since March 1, 2010, and, to the Knowledge of each United Company, all such Loans made prior to March 1, 2010, were solicited, originated and exist in material compliance with all applicable Laws and United loan policies, except for deviations from such policies that (a) have been approved by current management of United, in the case of Loans with an outstanding principal balance that exceeds $25,000, or (b) in the judgment of United, will not adversely affect the ultimate collectability of such Loan.

(iv) Except as set forth on Schedule 5.9(a)(iv), none of the United Companies holds any Classified Loans in the original principal amount in excess of $25,000 per Loan or $50,000 in the aggregate.

(v) The allowance for possible loan or credit losses (the “United Allowance”) shown on the consolidated balance sheets of United included in the most recent United Financial Statements dated prior to the date of this Agreement was, and the United Allowance shown on the consolidated balance sheets of United included in the United Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of the United Companies and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by the United Companies as of the dates thereof. United has calculated the United Allowance in accordance with RAP as applied to banking institutions and in accordance with all applicable rules and regulations. The reserve for losses with respect to other real estate owned (“United OREO Reserve”) shown on the most recent United Financial Statements and United Call Reports were, and the United OREO Reserve to be shown on the United Financial Statements and United Call Reports as of any date subsequent to the execution of this Agreement will be, as of such dates, adequate to provide for losses relating to the other real estate owned portfolio of United as of the dates thereof. The reserve for losses in respect of Litigation (“United Litigation Reserve”) shown on the most recent United Financial Statements and United Call Reports and the United Litigation Reserve to be shown on the United Financial Statements and United Call Reports as of any date subsequent to the execution of this Agreement will be, as of such dates, adequate to provide for losses relating to or arising out of all pending or threatened Litigation applicable to United and the United Subsidiaries as of the dates thereof. Each such reserve described above has been established in accordance with applicable accounting principles and regulatory requirements and guidelines.

(b) The documentation relating to each Loan made by any United Company and to all security interests, mortgages and other liens with respect to all collateral for Loans is adequate for the enforcement of the material terms of such Loan, security interest, mortgage or other lien, except for inadequacies in such documentation which will not, individually or in the aggregate, have a Material Adverse Effect on United. Except as set forth on Schedule 5.9(b), no agreement pursuant to which any Loans or other assets have been or shall be sold by any United Companies entitles the buyer of such Loans or other assets to cause the United Companies to repurchase such Loan or other asset or the buyer to pursue any other form of recourse against the United Companies, except in the event of a breach by the United Companies of representations or warranties therein. The United Companies have no Knowledge of a breach of a representation or warranty by the United Companies in any such agreement.

(c) All Loans made by any United Company since March 1, 2010, and, to the Knowledge of each United Company, all such Loans made prior to March 1, 2010, have been made in compliance in all material respects with all applicable Laws at the time of such Loan or any renewal thereof, including Regulation Z, the Federal Consumer Credit Protection Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, and all Laws governing the operation of Florida chartered banks. Each United Company has systems, policies and procedures in place such that any material violation of any of the foregoing would reasonably be expected to have been detected by such United Company. Each Loan on the books of any United Company was made in the ordinary course of its business.

(d) Without limiting the foregoing or anything else in this Agreement:

(i) Since March 1, 2010, and, to the Knowledge of each United Company, prior to March 1, 2010, each United Company has complied with, and all documentation in connection with the origination, processing, underwriting and credit approval of any mortgage or other Loan originated, purchased or serviced by any United Company has satisfied in all material respects: (A) all applicable Laws with respect to the origination, insuring, purchase, sale, pooling, servicing, subservicing, or filing of claims in connection with mortgage and other Loans, including all Laws relating to real estate settlement procedures, consumer credit protection, truth in lending, usury limitations, fair housing, transfers of servicing, collection practices, equal credit opportunity and adjustable rate mortgages; (B) the responsibilities and obligations set forth in any agreement between any United Company and any Agency, Loan Investor or Insurer; (C) the applicable rules, regulations, guidelines, handbooks and other requirements of any Agency, Loan Investor or Insurer; and (D) the terms and provisions of any mortgage or other collateral documents and other Loan documents with respect to each such Loan. Each United Company has systems, policies and procedures in place such that any material violation of any of the foregoing would reasonably be expected to have been detected by such United Company; and

(ii) Since March 1, 2010, and, to the Knowledge of each United Company, prior to March 1, 2010, no Agency, Loan Investor or Insurer has (A) claimed in writing that any United Company has violated or has not complied with the applicable underwriting standards with respect to Loans sold by any United Company to a Loan Investor or Agency, or with respect to any sale of servicing rights to a Loan Investor, (B) imposed in writing restrictions on the activities (including commitment authority) of any United Company or (C) indicated in writing to any United Company that it has terminated or intends to terminate its relationship with such United Company for poor performance, poor loan quality or concern with respect to such United Company’s compliance with Laws.

5.10 Assets; Insurance. Except as set forth on Schedule 5.10, the United Companies have marketable title, free and clear of all Liens, to all of their respective Assets. One of the United Companies has good and marketable fee simple title to the real property described in Schedule 5.10(a) and has an enforceable leasehold interest in the real property described in Schedule 5.10(b), if any, free and clear of all Liens. All tangible real and personal properties and Assets used in the businesses of the United Companies are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with United’s past practices. All Assets that are material to United’s business on a consolidated basis, held under leases or subleases by any of the United Companies are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect and there is not under any such Contract any Default or claim of Default by United or, to the Knowledge of each United Company, by any other party to the Contract. Schedules 5.10(a) and 5.10(b) identify each parcel of real estate or interest therein owned, leased or subleased by any of the United Companies or in which any United Company has any ownership or leasehold interest. If applicable, Schedule 5.10(b) also lists or otherwise describes each and every written or oral lease or sublease under which any United Company is the lessee of any real property and which relates in any manner to the operation of the businesses of any United Company. None of the United Companies has violated since March 1, 2010 (or, to the Knowledge of each United Company, prior to March 1, 2010), or is currently in violation of, any Law, regulation or ordinance relating to the ownership or use of the real estate and real estate interests described in Schedules 5.10(a) and 5.10(b), including without limitation any Law relating to zoning, building, occupancy, environmental or comparable matter which individually or in the aggregate would have a Material Adverse Effect on United. As to each parcel of real property owned or used by any United Company, no United Company has received notice of any pending or, to the Knowledge of each of the United Companies, threatened condemnation proceedings, Litigation proceedings or mechanic’s or materialmen’s liens. The Assets of the United Companies include all assets required to operate the business of the United Companies as now conducted. The policies of fire, theft, liability, D&O and other insurance maintained with respect to the Assets or businesses of the United Companies provide adequate coverage under current industry practices against loss or Liability, and the fidelity and blanket bonds in effect as to which any of the United Companies is a named insured are reasonably sufficient. Schedule 5.10(c) contains a list of all such policies and bonds maintained by any of the United Companies, and United has provided true and correct copies of each such policy to NCC. Except as set forth on Schedule 5.10(c), no claims have been made under such policies or bonds, and no United Company has Knowledge of any fact or condition presently existing that might form the basis of any such claim.

5.11 Environmental Matters.

(a) Each United Company, its Participation Facilities and its Loan Properties are, and have been since March 1, 2010 (and, to the Knowledge of each United Company, prior to March 1, 2010), in compliance with all Environmental Laws, except for violations that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on United.

(b) There is no Litigation pending or, to the Knowledge of each United Company, threatened before any court, governmental agency or authority or other forum in which any United Company or any of its Participation Facilities has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material or oil, whether or not occurring at, on, under or involving a site owned, leased or operated by any United Company or any of its Participation Facilities, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on United.

(c) There is no Litigation pending or, to the Knowledge of each United Company, threatened before any court, governmental agency or board or other forum in which any of its Loan Properties (or United with respect to such Loan Property) has been or, with respect to threatened Litigation, may be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material or oil, whether or not occurring at, on, under or involving a Loan Property, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on United.

(d) To the Knowledge of each United Company, there is no reasonable basis for any Litigation of a type described in Sections 5.11(b) or 5.11(c), except such as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on United.

(e) Since March 1, 2010, and, to the Knowledge of each United Company, prior to March 1, 2010, during the period of (i) any United Company’s ownership or operation of any of its respective current properties, (ii) any United Company’s participation in the management of any Participation Facility or (iii) any United Company’s holding of a security interest in a Loan Property, there have been no releases of Hazardous Material or oil in, on, under or affecting such properties, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on United. Prior to the period of (i) any United Company’s ownership or operation of any of its respective current properties, (ii) any United Company’s participation in the management of any Participation Facility, or (iii) any United Company’s holding of a security interest in a Loan Property, to the Knowledge of each United Company, there were no releases of Hazardous Material or oil in, on, under or affecting any such property, Participation Facility or Loan Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on United.

5.12 Compliance with Laws. United is duly registered as a bank holding company under the BHC Act. Each United Company has in effect all Permits necessary for it to own, lease or operate its Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on United, and there has occurred no material Default under any such Permit. Except as set forth on Schedule 5.12(b), each of the United Companies:

(a) is and since March 1, 2010 (and, to the Knowledge of each United Company, prior to March 1, 2010), has been in compliance in all material respects with all Laws, Orders and Permits applicable to its business or employees, agents or representatives conducting its business; and

(b) since March 1, 2010, and, to the Knowledge of each United Company, prior to March 1, 2010, has received no notification or communication from any agency or department of federal, state or local government or any Regulatory Authority or the staff thereof (i) asserting that any United Company is not, or suggesting that any United Company may not be, in compliance with any of the Laws or Orders that such governmental authority or Regulatory Authority enforces, (ii) threatening to revoke any Permits, (iii) requiring any United Company, or suggesting that any United Company may be required, to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any board resolution or similar undertaking, or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit in any manner the operations of any United Company, including without limitation any restrictions on the payment of dividends, or that in any manner relates to such entity’s capital adequacy, credit or reserve policies or management or business.

Without limiting the foregoing, each United Company is and has been since March 1, 2010 (and, to the Knowledge of each United Company, prior to March 1, 2010) in compliance in all material respects with the Bank Secrecy Act (12 U.S.C. §§ 1730(d) and 1829(b)), the United States Foreign Corrupt Practices Act and the International Money Laundering Abatement and Anti-Terrorist Financing Act, otherwise known as the U.S.A. Patriot Act, the Currency and Foreign Transactions Reporting Act of 1970, as amended, and all regulations issued thereunder, and each United Company has properly certified all foreign deposit accounts and has made all necessary tax withholdings on all of its deposit accounts. Each United Company has timely and properly filed and maintained all requisite Currency Transaction Reports and other related forms, including any requisite custom reports required by any agency of the United States Treasury Department, including the Internal Revenue Service. No United Company nor, to the Knowledge of each United Company, any director, officer, agent, employee, Affiliate or Person acting on behalf of any United Company is currently subject to any sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”). No United Company or any of its Affiliates does business with the government of, or any Person located in, any country, or with any other Person, targeted by any of the economic sanctions of OFAC or any other Regulatory Authority. No United Company is controlled (within the meaning of Laws administered by OFAC) by any such government or Person. Each United Company has timely filed all Suspicious Activity Reports with the Financial Crimes Enforcement Network (U.S. Department of the Treasury) required to be filed by it under applicable Law. Each United Company has systems, policies and procedures in place such that any material violation of any of the foregoing would reasonably be expected to have been detected by such United Company.

5.13 Labor Relations; Employees.

(a) No United Company is the subject of any Litigation asserting that it or any other United Company has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or seeking to compel it or any other United Company to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving any United Company, pending or threatened, nor to its Knowledge, is there any activity involving any United Company’s employees seeking to certify a collective bargaining unit or engaging in any other organization activity. Each United Company is and since March 1, 2010 (and, to the Knowledge of each United Company, prior to March 1, 2010), has been in compliance with all Employment Laws, except for violations that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on United.

(b) Schedule 5.13(b) contains a true and complete list showing the names and current annual salaries of all current executive officers of each of the United Companies and lists for each such person the amounts paid, payable or expected to be paid as salary, bonus payments and other compensation for 2012, 2013 and 2014. Schedule 5.13(b) also sets forth the name and offices held by each officer and director of each of the United Companies.

5.14 Employee Benefit Plans.

(a) Schedule 5.14(a) lists, and United has delivered or made available to NCC prior to the execution of this Agreement correct and complete copies of all pension, retirement, profit-sharing, salary continuation and split dollar agreements, deferred compensation, director deferred fee agreements, director retirement agreements, stock option, employee stock ownership, severance pay, vacation, bonus or other incentive plans, all other written or unwritten employee programs, arrangements or agreements, all medical, vision, dental or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including, without limitation, “employee benefit plans” as that term is defined in Section 3(3) of ERISA, adopted, maintained by, sponsored in whole or in part by, or contributed to by any United Company, any Affiliate of a United Company, or any “ERISA affiliate” thereof within the last five (5) years for the benefit of employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries (collectively, the “United Benefit Plans”). United also has delivered or made available to NCC prior to the execution of this Agreement correct and complete copies of (where applicable): (i) all summary plan descriptions, summaries of material modifications, and amendments related to such United Benefit Plans; (ii) the most recent determination or opinion letters, as applicable, received from the Internal Revenue Service; (iii) the three most recent Form 5500 Annual Reports; (iv) the three most recent audited financial statements and actuarial valuations; (v) all material related agreements, insurance contracts and other documents which implement or impact each such United Benefit Plan; and (vi) any notices to or from the Internal Revenue Service, any office or representative of the Department of Labor or any other governmental entity relating to any compliance issues in respect of any United Benefit Plan. Any of the United Benefit Plans which is an “employee pension benefit plan,” as that term is defined in Section 3(2) of ERISA, is referred to herein as a “United ERISA Plan.” No United Benefit Plan is or has been a “defined benefit plan” (as defined in Section 414(j) of the IRC) or a “multi-employer plan” (as defined in Section 3(37) of ERISA).

(b) All United Benefit Plans and the administration thereof are in, and have since March 1, 2010 (and, to the Knowledge of each United Company, prior to March 1, 2010), been in, compliance with the applicable terms of ERISA, the IRC and any other applicable Laws, the breach or violation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on United. Each United ERISA Plan which is intended to be qualified under Section 401(a) of the IRC and each corresponding trust exempt under Section 501(a) of the IRC has received a favorable determination letter or may rely upon an opinion letter issued to the sponsor of a prototype or volume submitter arrangement, as applicable, from the Internal Revenue Service, and United is not aware of any circumstances that could result in revocation of any such favorable determination letter/opinion letter. No transaction has been entered into with respect to any United Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject any United Company to a tax or penalty imposed by either Section 4975 of the IRC or Section 502(i) of ERISA in amounts which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on United. There are no actions, suits, arbitrations or claims, including any investigations or audits by the Internal Revenue Service or any other governmental authority, pending (other than routine claims for benefits) or threatened against, any United Benefit Plan, any United Company or ERISA Affiliate with regard to any United Benefit Plan, any trust which is a part of any United Benefit Plan, any trustee, fiduciary, custodian, administrator or other person or entity holding or controlling assets of any United Benefit Plan, and no basis to anticipate any such action, suit, arbitration, claim, investigation or audit exists.

(c) Except as set forth on Schedule 5.14(c), neither the execution and delivery of this Agreement nor the consummation of the transactions provided for herein will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director, officer or employee of any United Company from any United Company under any United Benefit Plan, employment contract or otherwise, (ii) increase any benefits otherwise payable under any United Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

(d) With respect to all United Benefit Plans (whether or not subject to ERISA and whether or not qualified under Section 401(a) of the IRC), all contributions due (including any contributions to any trust account or payments due under any insurance policy) previously declared or otherwise required by Law or contract to have been made and any employer contributions (including any contributions to any trust account or payments due under any insurance policy) accrued but unpaid as of the date hereof will be paid by the time required by Law or contract. Since March 1, 2010, and, to the Knowledge of each United Company, prior to March 1, 2010, all contributions required to be made under any United Benefit Plan have been made by the applicable due date and such contributions meet the requirements for deductibility under the IRC, and all contributions which are required and which have not been made have been properly recorded on the books of United.

(e) Each contract, arrangement, plan, or United Benefit Plan that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the IRC) has been maintained and is, in form and operation, in compliance with Section 409A of the IRC and the applicable guidance issued thereunder. No amounts under any such contract, arrangement, plan, or such United Benefit Plan are or have been subject to the interest or additional tax set forth under Section 409A(a)(1)(B) of the IRC. No United Company or any of its Affiliates has any obligation to gross-up or indemnify any Person with respect to any Taxes imposed under Section 409A of the IRC.

(f) (i) Since March 1, 2010, and, to the Knowledge of each United Company, prior to March 1, 2010, each United Benefit Plan that is a “group health plan” (within the meaning of Section 5000(b)(1) of the IRC) has been operated in compliance in all material respects with all Laws applicable to such plan, its terms, and with the group health plan continuation coverage requirements of Section 4980B of the IRC and Sections 601 through 608 of ERISA (“COBRA Coverage”), Section 4980D of the IRC and Sections 701 through 707 of ERISA, Title XXII of the Public Health Service Act and the provisions of the Social Security Act, to the extent such requirements are applicable. No United Benefit Plan or written or oral agreement exists which obligates the United Companies or any ERISA Affiliate to provide health care coverage, medical, surgical, hospitalization, death or similar benefits (whether or not insured) to any employee, former employee or member of the United Board or any ERISA Affiliate following such employee’s, former employee’s or director’s termination of employment, including, but not limited to, retiree medical, health or life benefits, other than as required under COBRA Coverage or other similar applicable Law.

(ii) No United Benefit Plan, excluding any short-term disability, non-qualified deferred compensation or health flexible spending account plan or program, is self-funded, self-insured or funded through the general assets of an United Company or an ERISA Affiliate. No United Benefit Plan which is an employee welfare benefit plan under Section 3(1) of ERISA is funded by a trust or is subject to Section 419 or 419A of the IRC.

5.15 Material Contracts. Except as set forth on Schedule 5.15, none of the United Companies, nor any of their respective Assets, businesses or operations, is a party to, or is bound or affected by, or receives benefits under any of the following (whether written or oral, express or implied): (i) any employment, severance, termination, consulting or retirement Contract with any Person; (ii) any Contract relating to the borrowing of money by any United Company or the guarantee by any United Company of any such obligation (other than Contracts evidencing deposit Liabilities, purchases of federal funds, fully-secured repurchase agreements, trade payables and Contracts relating to borrowings or guarantees made and letters of credit); (iii) any Contract relating to indemnification or defense of any director, officer or employee of any of the United Companies or any other Person; (iv) any Contract with any labor union; (v) any Contract relating to the disposition or acquisition of any interest in any business enterprise; (vi) any Contract relating to the extension of credit to, provision of services for, sale, lease or license of Assets to, engagement of services from, or purchase, lease or license of Assets from, any 5% stockholder, director or officer of any of the United Companies, any member of the immediate family of the foregoing or, to the Knowledge of each United Company, any related interest (as defined in Regulation O promulgated by the FRB) (“Related Interest”) of any of the foregoing; (vii) any Contract (A) which limits the freedom of any of the United Companies to compete in any line of business or with any Person or (B) which limits the freedom of any other Person to compete in any line of business with any United Company; (viii) any Contract providing a power of attorney or similar authorization given by any of the United Companies, except as issued in the ordinary course of business with respect to routine matters; or (ix) any Contract (other than deposit agreements and certificates of deposits issued to customers entered into in the ordinary course of business and letters of credit) that involves the payment by any of the United Companies of amounts aggregating $50,000 or more in any twelve-month period (together with all Contracts referred to in Sections 5.10 and 5.14(a) of this Agreement, the “United Contracts”). United has delivered or made available to NCC correct and complete copies of all United Contracts. Each of the United Contracts is in full force and effect, and none of the United Companies is in Default under any United Contract. All of the indebtedness of any United Company for money borrowed is prepayable at any time by such United Company without penalty or premium.

5.16 Legal Proceedings. Except as set forth on Schedule 5.16, there is no Litigation instituted or pending, or, to the Knowledge of each United Company, threatened (or unasserted but considered probable of assertion) against any United Company, or against any Asset, interest, or right of any of them, other than any immaterial, ordinary routine Litigation incidental to the business of United and its Subsidiaries, nor are there any Orders of any Regulatory Authorities, other governmental authorities or arbitrators outstanding, pending or, to the Knowledge of each United Company, threatened against any United Company. No United Company has any Knowledge of any fact or condition presently existing that might give rise to any Order, Litigation, investigation or proceeding which, if determined adversely to any United Company, would have a Material Adverse Effect on such United Company or would materially restrict the right of any United Company to carry on its businesses as presently conducted.

5.17 Reports. Since March 1, 2010, each United Company has timely filed all reports, registration statements, statements and other documents, together with any amendments required to be made with respect thereto, that it was required to file with (i) the SEC, (ii) other Regulatory Authorities, and (iii) any applicable state securities or banking authorities and all other material reports and statements required to be filed by it, and has paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by Regulatory Authorities in the ordinary course of the business of the United Companies, to the Knowledge of any United Company, no Regulatory Authority has initiated any proceeding or, to the Knowledge of any United Company, investigation into the business or operations of any United Company. There is no unresolved violation, criticism or exception by any Regulatory Authority with respect to any report or statement or lien or any examinations of any United Company. As of their respective dates, each of such reports, registrations, statements and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws, including without limitation all Securities Laws. As of its respective date, each of such reports, registrations, statements and documents did not, in any material respect, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. The financial information and reports contained in each of such reports, registrations, statements and documents (including the related notes, where applicable), (a) have been prepared in all material respects in accordance with GAAP or RAP as applicable, which principles have been consistently applied during the periods involved, except as otherwise noted therein, (b) fairly present the financial position of the United Companies as of the respective dates thereof, and (c) fairly present the results of operations of the United Companies for the respective periods therein set forth.

5.18 Statements True and Correct. Neither this Agreement nor any statement, certificate, instrument or other writing furnished or to be furnished by any United Company or any Affiliate thereof to NCC pursuant to this Agreement, including the Exhibits and Schedules hereto, or any other document, agreement or instrument referred to herein, contains or will contain any untrue statement of material fact or omits or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any United Company or any Affiliate thereof for inclusion in the documents to be prepared by NCC in connection with the transactions provided for in this Agreement, including without limitation: (i) documents to be filed with the SEC, including without limitation (A) the Registration Statement on Form S-4 of NCC registering the shares of NCC Common Stock to be offered to the holders of United Common Stock, and all amendments thereto (as amended, the “S-4 Registration Statement”), (B) the Proxy Statement and Prospectus in the form contained in the S-4 Registration Statement, and all amendments and supplements thereto, to be delivered to stockholders of United in accordance with the provisions of this Agreement (as amended and supplemented, the “Proxy Statement/Prospectus”), and (C) the Proxy Statement in the form contained in the S-4 Registration Statement, and all amendments and supplements thereto, to be delivered to stockholders of NCC in accordance with the provisions of this Agreement (as amended and supplemented, the “NCC Proxy Statement”); (ii) filings pursuant to any state securities Laws; and (iii) filings made in connection with the obtaining of Consents from Regulatory Authorities, in the case of the S-4 Registration Statement, at the time the S-4 Registration Statement is declared effective pursuant to the 1933 Act, in the case of the Proxy Statement/Prospectus and the NCC Proxy Statement, at the time of the mailing thereof and at the time of the meeting of stockholders to which the Proxy Statement/Prospectus or the NCC Proxy Statement relates, and in the case of any other documents, the time such documents are filed with a Regulatory Authority and/or at the time they are distributed to stockholders of NCC or United, contains or will contain any untrue statement of a material fact or fails to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that any United Company is responsible for filing with any Regulatory Authority in connection with the transactions provided for herein will comply as to form in all material respects with the provisions of applicable Law.

5.19 Accounting, Tax and Regulatory Matters. No United Company or any Affiliate thereof has taken any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the transactions provided for herein, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the IRC, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section 9.1(b).

5.20 Offices. The headquarters of each United Company and each other office, branch or facility maintained and operated by each United Company (including without limitation representative and loan production offices and operations centers) and the locations thereof are listed on Schedule 5.20. None of the United Companies maintains any other office or branch or conducts business at any other location, or has applied for or received permission to open any additional office or branch or to operate at any other location.

5.21 Data Processing Systems. The electronic data processing systems and similar systems utilized in processing the work of each of the United Companies, including both hardware and software, (a) are supplied by a third party provider; (b) satisfactorily perform the data processing function for which they are presently being used; and (c) are wholly within the possession and control of one of the United Companies or its third party provider such that physical access to all software, documentation, passwords, access codes, backups, disks and other data storage devices and similar items readily can be made accessible to and delivered into the possession of NCC’s third party provider.

5.22 Intellectual Property. Each of the United Companies owns or possesses valid and binding licenses and other rights to use without additional payment all material patents, copyrights, trade secrets, trade names, service marks, trademarks, computer software and other intellectual property used in its business; and none of the United Companies has received any notice of conflict with respect thereto that asserts the rights of others. The United Companies have in all material respects performed all the obligations required to be performed by them and are not in default in any material respect under any contract, agreement, arrangement or commitment relating to any of the foregoing. Schedule 5.22 lists all of the trademarks, trade names, licenses and other intellectual property used to conduct the businesses of the United Companies. Each of the United Companies has taken reasonable precautions to safeguard its trade secrets from disclosure to third parties.

5.23 Fiduciary Responsibilities. Neither United nor any of its Subsidiaries is authorized to act, or has acted or currently acts, in any capacity as a corporate fiduciary.

5.24 Advisory Fees. United has retained the United Financial Advisor to serve as its financial advisor and, as of the Effective Time, shall incur a Liability to the United Financial Advisor in the amount set forth on Schedule 5.24 (the “United Advisory Fee”) in connection with the Merger. Other than the United Financial Advisor and the United Advisory Fee, neither United nor any of its Subsidiaries nor any of their respective officers or directors has employed any broker or finder or incurred any Liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions provided for in this Agreement.

5.25 Regulatory Approvals. United knows of no reason why all requisite regulatory approvals regarding the Merger should not or cannot be obtained.

5.26 Opinion of Counsel. No United Company has Knowledge of any facts that would preclude issuance of the opinion of counsel referred to in Section 9.1(e).

5.27 Repurchase Agreements; Derivatives Contracts. With respect to all agreements currently outstanding pursuant to which any United Company has purchased securities subject to an agreement to resell, such United Company has a valid, perfected first lien or security interest in the securities or other collateral securing such agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby. With respect to all agreements currently outstanding pursuant to which any United Company has sold securities subject to an agreement to repurchase, no United Company has pledged collateral in excess of the amount of the debt secured thereby. No United Company has pledged collateral in excess of the amount required under any interest rate swap or other similar agreement currently outstanding. All interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements, whether entered into for the account of any United Company or for the account of a customer of any United Company, were entered into in the ordinary course of business and in accordance with prudent banking practice and applicable rules, regulations and policies of any regulatory authority and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of such United Company, enforceable according to their terms. Each United Company has duly performed in all material respects all of its obligations under such arrangements to the extent that such obligations to perform have accrued, and there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

5.28 Antitakeover Provisions. Each United Company has taken all actions required to exempt such United Company, this Agreement and the Merger from any provisions of an anti-takeover nature contained in their organizational documents or the provisions of any federal or state “anti-takeover,” “fair price,” “moratorium,” “control share acquisition” or similar Laws or regulations (“Takeover Laws”).

5.29 Transactions with Management. Except for (a) deposits, all of which are on terms and conditions comparable in all material respects to those made available to other nonaffiliated similarly situated customers of United at the time such deposits were entered into, (b) the loans listed on Schedule 5.9(a), (c) the agreements designated on Schedule 5.15, (d) obligations under employee benefit plans of the United Companies set forth in Schedule 5.14(a) and (e) any items described on Schedule 5.29, there are no contracts with or commitments to present or former stockholders who own or owned more than 1% of the United Common Stock, directors, officers or employees (or their Related Interests) involving the expenditure of more than $1,000 as to any one individual (including any business directly or indirectly controlled by any such person), or more than $5,000 for all such contracts for commitments in the aggregate for all such individuals.

5.30 Absence of Certain Business Practices. Since March 1, 2010, and, to the Knowledge of each United Company, prior to March 1, 2010, no United Company or, to the Knowledge of any United Company, any officer, employee or agent of any United Company, or any other Person acting on their behalf, has, directly or indirectly, given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the business of any United Company (or assist any United Company in connection with any actual or proposed transaction) that (a) might subject United to any damage or penalty in any civil, criminal or governmental Litigation or proceeding, (b) if not given in the past, might have resulted in a Material Adverse Effect on United or (c) if not continued in the future might result in a Material Adverse Effect on United or might subject United to suit or penalty in any private or governmental Litigation or proceeding.

5.31 Privacy of Customer Information. The United Companies collectively are the sole owner of all individually identifiable personal information relating to identifiable or identified natural Persons (“Identifiable Personal Information”) with respect to customers, former customers and prospective customers. The United Companies’ collection, use, and transfer of such Identifiable Personal Information complies with United’s privacy policy, the Fair Credit Reporting Act, the Gramm-Leach-Bliley Act and all other applicable privacy and other applicable Laws, and any agreement or industry standard relating to privacy.

5.32 Deposits. None of the deposits of United are “brokered” deposits or are subject to any encumbrance, legal restraint or other legal process (other than garnishments, pledges, set off rights, limitations applicable to public deposits, escrow limitations and similar actions taken in the ordinary course of business), and, except as set forth on Schedule 5.32, no portion of deposits of United represents a deposit of any Affiliate of United.

5.33 Accounting Controls. Each of the United Companies maintains accurate books and records reflecting its assets and Liabilities and maintains proper and adequate internal accounting controls that provide assurance that (i) transactions are executed with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of the United Financial Statements and United Call Reports in accordance with GAAP and RAP, and to maintain asset and Liability accountability; (iii) access to each United Company’s assets and incurrence of each United Company’s Liabilities are permitted only in accordance with management’s specific or general authorizations; (iv) the recorded accountability for assets and Liabilities is compared with the existing assets and Liabilities at reasonable intervals and appropriate action is taken with respect to any difference; and (v) extensions of credit and other receivables are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. None of United’s systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of the United Companies or their accountants, except as would not reasonably be expected to have a Material Adverse Effect on United. No United Company has been advised of any material deficiencies in the design or operation of internal controls over financial reporting which could reasonably be expected to adversely affect its ability to record, process, summarize and report financial data, or any fraud, whether or not material, that involves management. No material weakness in internal controls has been identified by United’s auditors, and there have been no significant changes in internal controls that could reasonably be expected to materially and adversely affect internal controls.

5.34 Deposit Insurance. The deposit accounts of United Legacy Bank are insured by the FDIC in accordance with the provisions of the Federal Deposit Insurance Act (the “Act”). United Legacy Bank has paid all regular premiums and special assessments and filed all reports required under the Act.

5.35 Registration Obligations. No United Company is under any obligation, contingent or otherwise, which will survive the Merger to register its securities under the 1933 Act or any state securities Laws.

5.36 Charter Provisions. Each United Company has taken all action so that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws, or other governing instruments of any United Company or restrict or impair the ability of NCC or any of its Subsidiaries to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of any United Company that may be directly or indirectly acquired or controlled by it.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF NCC

NCC hereby represents and warrants to United as follows:

6.1 Organization, Standing and Power. NCC is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets and to incur its Liabilities. NCC is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on NCC.

6.2 Authority; No Breach By Agreement.

(a) NCC has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions provided for herein. The execution, delivery and performance of this Agreement and the consummation of the transactions provided for herein have been, or prior to the Effective Time will be, duly and validly authorized by all necessary corporate action on the part of NCC, subject to the approval of this Agreement and the Merger by the holders of a majority of the outstanding shares of NCC Common Stock in accordance with the DGCL. Subject to such requisite stockholder approval and required regulatory consents, this Agreement constitutes a legal, valid and binding obligation of NCC, enforceable against NCC in accordance with its terms.

(b) Neither the execution and delivery of this Agreement by NCC or the Subsidiary Merger Agreement by NBC, nor the consummation by NCC of the transactions provided for in this Agreement or by NBC of the transactions provided for in the Subsidiary Merger Agreement, nor compliance by NCC with any of the provisions of this Agreement or by NBC with any of the provisions of the Subsidiary Merger Agreement, will (i) conflict with or result in a breach of any provision of NCC’s Certificate of Incorporation or Bylaws or similar governing documents of NBC, (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any NCC Company under, any Contract or Permit of any NCC Company, where failure to obtain such Consent is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such NCC Company, or (iii) subject to receipt of the requisite approvals referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to any NCC Company or any of their respective Assets.

(c) Other than in connection or compliance with the provisions of the Securities Laws and applicable state corporate and securities Laws, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, and other than Consents, filings or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on NCC, no notice to, filing with or Consent of any public body or authority is necessary for the consummation by NCC of the Merger and the other transactions provided for in this Agreement or for consummation by NBC of the Subsidiary Merger. No consents or approvals of or filings or registrations with any Regulatory Authorities are necessary in connection with the execution and delivery by NCC of this Agreement.

6.3 Capital Stock.

(a) The authorized capital stock of NCC, as of the date of this Agreement, consists of (i) 12,500,000 shares of NCC Common Stock and (ii) 250,000 shares of NCC Preferred Stock. As of the date hereof, 5,746,094 shares of NCC Common Stock and no shares of NCC Preferred Stock are issued and outstanding. As of the date hereof, there are currently outstanding (i) options with the right to purchase a total of 219,500 shares of NCC Common Stock, (ii) 15,000 warrants to purchase shares of NCC Common Stock and (iii) 104,649.41 performance shares. All of the issued and outstanding shares of capital stock of NCC are duly and validly issued and outstanding and fully paid and nonassessable under the DGCL. None of the outstanding shares of NCC Common Stock issued since October 31, 2010, has been issued in violation of any preemptive rights of the current or past stockholders of NCC. To the Knowledge of each NCC Company, none of the outstanding shares of NCC Common Stock issued prior to October 31, 2010, was issued in violation of any preemptive rights of the current or past stockholders of NCC. The shares of NCC Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, non-assessable and free of preemptive rights, with no personal liability to NCC attaching to the ownership thereof.

(b) Except as set forth in Section 6.3(a) of this Agreement or on Schedule 6.3(b), as of the date hereof there are no shares of capital stock or other equity securities of NCC outstanding and no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of NCC or contracts, commitments, understandings or arrangements by which NCC is or may be bound to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock. NCC has no Liability for dividends declared or accrued, but unpaid, with respect to any shares of its capital stock.

6.4 Reports and Financial Statements.

(a) Attached hereto as Schedule 6.4 are copies of all NCC Financial Statements and NCC Call Reports for periods ended prior to the date hereof, and NCC will promptly deliver to United copies of all NCC Financial Statements and NCC Call Reports prepared subsequent to the date hereof. The NCC Financial Statements (as of the dates thereof and for the periods covered thereby) (a) are or, if dated after the date of this Agreement, will be in accordance with the books and records of the NCC Companies, which are or will be, as the case may be, complete and correct and which have been or will have been, as the case may be, maintained in accordance with good business practices and in accordance with applicable legal and accounting principles and reflect only actual transactions, and (b) present or will present, as the case may be, fairly the consolidated financial position of the NCC Companies as of the dates indicated and the consolidated results of operations, changes in stockholders’ equity and cash flows of the NCC Companies for the periods indicated, in accordance with GAAP (subject to exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal recurring year-end audit adjustments that are not material). The NCC Call Reports have been prepared in material compliance with (i) the rules and regulations of the respective federal or state banking regulator with which they were filed, and (ii) RAP, which principles have been consistently applied during the periods involved, except as otherwise noted therein. Each NCC Call Report fairly presents, in all material respects, the financial position of NCC and the results of its operations at the date and for the period indicated in such NCC Call Report in conformity with the Instructions for the Preparation of Call Reports as promulgated by applicable regulatory authorities. None of the NCC Call Reports contains any material items of special or nonrecurring income or any other income not earned in the ordinary course of business, except as expressly specified therein.

(b) Since October 31, 2010, or the date of organization or acquisition if later, each NCC Company has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) Regulatory Authorities and (ii) any applicable state securities or banking authorities. As of their respective dates, each of such reports and documents, including the NCC Financial Statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Since January 1, 2012, except for normal examinations conducted by Regulatory Authorities in the regular course of the business of the NCC Companies, to the Knowledge of any NCC Company, no Regulatory Authority has initiated any proceeding or, to the Knowledge of any NCC Company, investigation into the business or operations of any NCC Company. There is no unresolved violation, criticism or exception by any Regulatory Authority with respect to any report or statement or any examinations of any NCC Company or any liens in favor of any NCC Company.

6.5 Absence of Undisclosed Liabilities. No NCC Company has any material Liabilities, except Liabilities (i) accrued or reserved against in the consolidated balance sheet of NCC as of December 31, 2013, that is included in the NCC Financial Statements or reflected in the notes thereto, (ii) incurred or paid in the ordinary course of business consistent with past business practice, (iii) incurred or paid pursuant to and in accordance with the terms and conditions of this Agreement, or (iv) disclosed on Schedule 6.5. No NCC Company has incurred or paid any Liability since December 31, 2013, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on NCC.

6.6 Absence of Certain Changes or Events. Except as set forth on Schedule 6.6, since December 31, 2013 (i) there have been no events, changes or occurrences that have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on NCC or its Subsidiaries, including without limitation any change in the administrative or supervisory standing or rating of NCC with any Regulatory Authority, (ii) the NCC Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of NCC provided in Article 7 of this Agreement, and (iii) to the Knowledge of each NCC Company, no fact or condition exists which NCC believes will cause a Material Adverse Effect on NCC in the future.

6.7 Tax Matters.

(a) Since October 31, 2010, and, to the Knowledge of each NCC Company, prior to October 31, 2010, all Tax returns required to be filed by or on behalf of any of the NCC Companies have been timely filed or requests for extensions have been timely filed, granted and have not expired, and all returns filed are complete and accurate in all material respects. All Taxes shown as due on filed returns, and all other material Taxes owed by any of the NCC Companies, have been paid. There is no audit examination, deficiency, refund Litigation or matter in controversy pending, or to the Knowledge of each NCC Company, threatened, with respect to any Taxes that might result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on NCC, except as reserved against in the NCC Financial Statements delivered prior to the date of this Agreement. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been fully paid.

(b) Adequate provision for any Taxes due or to become due for any of the NCC Companies for the period or periods through and including the date of the respective NCC Financial Statements has been made and is reflected on such NCC Financial Statements.

(c) Any and all deferred Taxes of the NCC Companies have been provided for in accordance with GAAP.

6.8 Loan Portfolio; Compliance.

(a) The documentation relating to each Loan made by any NCC Company and to all security interests, mortgages and other liens with respect to all collateral for Loans is adequate for the enforcement of the material terms of such Loan, security interest, mortgage or other lien, except for inadequacies in such documentation which will not, individually or in the aggregate, have a Material Adverse Effect on NCC. Except as set forth on Schedule 6.8(a), no agreement pursuant to which any Loans or other assets have been or shall be sold by any NCC Companies entitles the buyer of such Loans or other assets to cause the NCC Companies to repurchase such Loan or other asset or the buyer to pursue any other form of recourse against the NCC

Companies, except in the event of a breach by the NCC Companies of representations or warranties therein. The NCC Companies have no Knowledge of a breach of a representation or warranty by the NCC Companies in any such agreement.

(b) All Loans made by any NCC Company since October 31, 2010, and, to the Knowledge of each NCC Company, all such Loans made prior to October 31, 2010, have been made in compliance in all material respects with all applicable Laws at the time of such Loan or any renewal thereof, including Regulation Z, the Federal Consumer Credit Protection Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, and all Laws governing the operation of national banking associations. Each NCC Company has systems, policies and procedures in place such that any material violation of any of the foregoing would reasonably be expected to have been detected by such NCC Company. Each Loan on the books of any NCC Company was made in the ordinary course of its business.

(c) Without limiting the foregoing or anything else in this Agreement:

(i) All of the Loans held by any of the NCC Companies are in all respects the binding obligations of the respective obligors named therein in accordance with their respective terms, are not subject to any defenses, setoffs or counterclaims, except as may be provided by bankruptcy, insolvency or similar Laws or by general principles of equity. All Loans made by any of the NCC Companies since October 31, 2010, and, to the Knowledge of each NCC Company, all such Loans made prior to October 31, 2010, were solicited, originated and exist in material compliance with all applicable Laws and NCC loan policies, except for deviations from such policies that (A) have been approved by current management of NCC, in the case of Loans with an outstanding principal balance that exceeds $75,000, or (B) in the judgment of NCC, will not adversely affect the ultimate collectability of such Loan.

(ii) Except as set forth on Schedule 6.8(c)(ii), none of the NCC Companies holds any Classified Loans in the original principal amount in excess of $75,000 per Loan or $150,000 in the aggregate.

(iii) The allowance for possible loan or credit losses (the “NCC Allowance”) shown on the consolidated balance sheets of NCC included in the most recent NCC Financial Statements dated prior to the date of this Agreement was, and the NCC Allowance shown on the consolidated balance sheets of NCC included in the NCC Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of the NCC Companies and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by the NCC Companies as of the dates thereof. NCC has calculated the NCC Allowance in accordance with RAP as applied to banking institutions and in accordance with all applicable rules and regulations. The reserve for losses with respect to other real estate owned (“NCC OREO Reserve”) shown on the most recent NCC Financial Statements and NCC Call Reports were, and the NCC OREO Reserve to be shown on the NCC Financial Statements and NCC Call Reports as of any date subsequent to the execution of this Agreement will be, as of such dates, adequate to provide for losses relating to the other real estate owned portfolio of NCC as of the dates thereof. The reserve for losses in respect of Litigation (“NCC Litigation Reserve”) shown on the most recent NCC Financial Statements and NCC Call Reports and the NCC Litigation Reserve to be shown on the NCC Financial Statements and NCC Call Reports as of any date subsequent to the execution of this Agreement will be, as of such dates, adequate to provide for losses relating to or arising out of all pending or threatened Litigation applicable to NCC and the NCC Subsidiaries as of the dates thereof. Each such reserve described above has been established in accordance with applicable accounting principles and regulatory requirements and guidelines.

6.9 Compliance with Laws. NCC is duly registered as a bank holding company under the BHC Act. Each NCC Company has in effect all Permits necessary for it to own, lease or operate its Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on NCC, and there has occurred no material Default under any such Permit. Each of the NCC Companies:

(a) is and since October 31, 2010 (and, to the Knowledge of each NCC Company, prior to October 31, 2010), has been in compliance in all material respects with all Laws, Orders or Permits applicable to its business or employees conducting its business; and

(b) since October 31, 2010, and, to the Knowledge of each NCC Company, prior to October 31, 2010, has received no notification or communication from any agency or department of federal, state or local government or any Regulatory Authority or the staff thereof (i) asserting that any NCC Company is not in compliance with any of the Laws or Orders that such governmental authority or Regulatory Authority enforces, (ii) threatening to revoke any Permits, (iii) requiring any NCC Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any board resolution or similar undertaking, or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit in any manner the operations of any NCC Company, including without limitation any restrictions on the payment of dividends, or that in any manner relates to such entity’s capital adequacy, credit or reserve policies or management or business.

Without limiting the foregoing, each NCC Company is and since October 31, 2010 (and, to the Knowledge of each NCC Company, prior to October 31, 2010), has been in compliance in all material respects with the Bank Secrecy Act (12 U.S.C. §§ 1730(d) and 1829(b)), the United States Foreign Corrupt Practices Act and the International Money Laundering Abatement and Anti-Terrorist Financing Act, otherwise known as the U.S.A. Patriot Act, the Currency and Foreign Transactions Reporting Act of 1970, as amended, and all regulations issued thereunder, and each NCC Company has properly certified all foreign deposit accounts and has made all necessary tax withholdings on all of its deposit accounts. Each NCC Company has timely and properly filed and maintained all requisite Currency Transaction Reports and other related forms, including any requisite custom reports required by any agency of the United States Treasury Department, including the Internal Revenue Service. No NCC Company nor, to the Knowledge of any NCC Company, any director, officer, agent, employee, Affiliate or Person acting on behalf of any NCC Company is currently subject to any sanctions administered by OFAC. No NCC Company or any of its Affiliates does business with the government of, or any Person located in, any country, or with any other Person, targeted by any of the economic sanctions of OFAC or any other Regulatory Authority. No NCC Company is controlled (within the meaning of Laws administered by OFAC) by any such government or Person. Each NCC Company has timely filed all Suspicious Activity Reports with the Financial Crimes Enforcement Network (U.S. Department of the Treasury) required to be filed by it under applicable Law. Each NCC Company has systems, policies and procedures in place such that any material violation of any of the foregoing would reasonably be expected to have been detected by such NCC Company.

6.10 Contracts. None of the NCC Companies is in Default under any of its respective Contracts, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on NCC.

6.11 Legal Proceedings. Except as set forth on Schedule 6.9, there is no Litigation instituted or pending, or, to the Knowledge of each NCC Company, threatened (or unasserted but considered probable of assertion) against any NCC Company, or against any Asset, interest, or right of any of them, other than any immaterial, ordinary routine Litigation incidental to the business of NCC and its Subsidiaries, nor are there any Orders of any Regulatory Authorities, other governmental authorities or arbitrators outstanding, pending or, to the Knowledge of each NCC Company, threatened against any NCC Company. No NCC Company has any Knowledge of any fact or condition presently existing that might give rise to any Order, Litigation, investigation or proceeding which, if determined adversely to any NCC Company, would have a Material Adverse Effect on such NCC Company or would materially restrict the right of any NCC Company to carry on its businesses as presently conducted.

6.12 Statements True and Correct. Neither this Agreement nor any statement, certificate, instrument or other writing furnished or to be furnished by any NCC Company or any Affiliate thereof to United pursuant to this Agreement, including the Exhibits or Schedules hereto, contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any NCC Company or any Affiliate thereof for inclusion in (i) the documents to be filed with the SEC, including without limitation the S-4 Registration Statement and the Proxy Statement/Prospectus to be mailed to United’s stockholders in connection with the United Stockholders’ Meeting and (ii) the NCC Proxy Statement to be mailed to NCC’s stockholders in connection with the NCC Stockholders’ Meeting and (iii) any other documents to be filed by an NCC Company or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions provided for herein, will, at the respective time such documents are filed, and with respect to the Proxy Statement/Prospectus, when first mailed to the stockholders of United, or with respect to the NCC Proxy Statement, when first mailed to the stockholders of NCC, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that any NCC Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions provided for herein will comply as to form in all material respects with the provisions of applicable Law.

6.13 Tax and Regulatory Matters. No NCC Company or any Affiliate thereof has taken any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i)

prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the IRC, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

6.14 1934 Act Compliance. The Proxy Statement/Prospectus and the NCC Proxy Statement will comply in all material respects with applicable provisions of the 1933 Act and the 1934 Act and the rules and regulations thereunder; provided, however, that NCC makes no representation or warranty with respect to any information provided by or on behalf of any United Company for inclusion in the Proxy Statement/Prospectus and the NCC Proxy Statement.

6.15 Advisory Fees. NCC has retained the NCC Financial Advisor to serve as its financial advisor and, as of the Effective Time, shall incur a Liability to the NCC Financial Advisor in the amount set forth on Schedule 6.15 (the “NCC Advisory Fee”) in connection with the Merger. Other than the NCC Financial Advisor and the NCC Advisory Fee, neither NCC nor any of its Subsidiaries nor any of their respective officers or directors has employed any broker or finder or incurred any Liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions provided for in this Agreement.

6.16 Regulatory Approvals. NCC knows of no reason why all requisite regulatory approvals regarding the Merger should not or cannot be obtained.

6.17 Opinion of Counsel. No NCC Company has Knowledge of any facts that would preclude issuance of the opinion of counsel referred to in Section 9.1(e).

6.18 Absence of Certain Business Practices. Since October 31, 2010, and, to the Knowledge of each NCC Company, prior to October 31, 2010, no NCC Company or, to the Knowledge of any NCC Company, any officer, employee or agent of any NCC Company, or any other Person acting on their behalf, has, directly or indirectly, given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the business of any NCC Company (or assist any NCC Company in connection with any actual or proposed transaction) that (a) might subject NCC to any damage or penalty in any civil, criminal or governmental Litigation or proceeding, (b) if not given in the past, might have resulted in a Material Adverse Effect on NCC or (c) if not continued in the future might result in a Material Adverse Effect on NCC or might subject NCC to suit or penalty in any private or governmental Litigation or proceeding.

6.19 Accounting Controls. Each of the NCC Companies maintains accurate books and records reflecting its assets and Liabilities and maintains proper and adequate internal accounting controls that provide assurance that (i) transactions are executed with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of the NCC Financial Statements and NCC Call Reports in accordance with GAAP and RAP, and to maintain asset and Liability accountability; (iii) access to each NCC Company’s assets and incurrence of each NCC Company’s Liabilities are permitted only in accordance with management’s specific or general authorizations; (iv) the recorded accountability for assets and Liabilities is compared with the existing assets and Liabilities at reasonable intervals and appropriate action is taken with respect to any difference; and (v) extensions of credit and other receivables are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. None of NCC’s systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of the NCC Companies or their accountants, except as would not reasonably be expected to have a Material Adverse Effect on NCC. No NCC Company has been advised of any material deficiencies in the design or operation of internal controls over financial reporting which could reasonably be expected to adversely affect its ability to record, process, summarize and report financial data, or any fraud, whether or not material, that involves management. No material weakness in internal controls has been identified by NCC’s auditors, and there have been no significant changes in internal controls that could reasonably be expected to materially and adversely affect internal controls.

ARTICLE 7

CONDUCT OF BUSINESS PENDING CONSUMMATION

7.1 Covenants of All Parties.

(a) Unless the prior written consent of the other Party shall have been obtained, and except as otherwise expressly provided for herein, until the earlier of the Effective Time or the termination of this Agreement, each Party shall and shall cause each of its Subsidiaries to (i) conduct its business in the usual, regular and ordinary course consistent with past practice and prudent banking principles (if applicable), (ii) preserve intact its business organization, goodwill, relationships with depositors, customers and employees, and Assets and maintain its rights and franchises, and (iii) take no action, except as required by applicable Law, which would (A) adversely affect the ability of any Party to obtain any Consents required for the transactions provided for herein without imposition of a condition or restriction of the type referred to in the last sentences of Sections 9.1(b) or 9.1(c) of this Agreement or (B) adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

(b) During the period from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement, each of NCC and United shall cause its Designated Representative (and, if necessary, representatives of any of its Subsidiaries) to confer on a regular and frequent basis with the Designated Representative of the other Party hereto and to report on the general status of its and its Subsidiaries’ ongoing operations. Each of NCC and United shall permit the other Party hereto to make such investigation of its business or properties and its Subsidiaries and of their respective financial and legal conditions as the investigating Party may reasonably request. Each of NCC and United shall promptly notify the other Party hereto concerning (a) any material change in the normal course of its or any of its Subsidiaries’ businesses or in the operation of their respective properties or in their respective conditions; (b) any material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) or the institution or the threat of any material Litigation involving it or any of its Subsidiaries; and (c) the occurrence or impending occurrence of any event or circumstance that would cause or constitute a breach of any of the representations, warranties or covenants contained herein; and each of NCC and United shall, and shall cause each of their respective Subsidiaries to, use its commercially reasonable efforts to prevent or promptly respond to same.

7.2 Covenants of United. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, United covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of the chief executive officer, president or chief financial officer of NCC, which consent shall not be unreasonably withheld, except in connection with the actions referenced in subsections (b), (d) or (e), in which case such consent may be withheld for any reason or no reason:

(a) amend the Articles of Incorporation, Bylaws or other governing instruments of any United Company;

(b) incur any additional debt obligation or other obligation for borrowed money except in the ordinary course of the business of United Subsidiaries consistent with past practices (which shall include, for United Subsidiaries that are depository institutions, creation of deposit Liabilities, purchases of federal funds, sales of certificates of deposit, advances from the FRB or the Federal Home Loan Bank, entry into repurchase agreements fully secured by U.S. government or agency securities and issuances of letters of credit), or impose, or suffer the imposition, on any share of stock held by any United Company of any Lien or permit any such Lien to exist;

(c) repurchase, redeem or otherwise acquire or exchange, directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any United Company, except in connection with the surrender of shares of United Common Stock in payment of the exercise price of outstanding options to purchase United Common Stock or the deemed acquisition of shares upon a “cashless exercise” of any such option, or declare or pay any dividend or make any other distribution in respect of United’s capital stock;

(d) except for this Agreement or as required upon exercise of any of the United Options, issue, sell, pledge, encumber, enter into any Contract to issue, sell, pledge, or encumber, authorize the issuance of, or otherwise permit to become outstanding, any additional shares of United Common Stock or any other capital stock of any United Company, or any stock appreciation rights, or any option, warrant, conversion or other right to acquire any such stock, or any security convertible into any shares of such stock;

(e) adjust, split, combine or reclassify any capital stock of any United Company or issue or authorize the issuance of any other securities with respect to or in substitution for shares of its capital stock or sell, lease, mortgage or otherwise encumber any shares of capital stock of any United Subsidiary or any Asset other than in the ordinary course of business for reasonable and adequate consideration;

(f) acquire any direct or indirect equity interest in any Person, other than in connection with (i) foreclosures in the ordinary course of business and (ii) acquisitions of equity interests by any United Company acting solely in a fiduciary capacity;

(g) grant any increase in compensation or benefits to the directors, officers or employees of any United Company, except in accordance with past practices with respect to employees; pay any bonus except in accordance with past practices and pursuant to the provisions of an applicable program or plan adopted by the United Board prior to the date of this Agreement; or enter into or amend any severance agreements or change in control agreements with any directors, officers or employees of any United Company;

(h) enter into or amend any employment Contract between any United Company and any Person (unless such amendment is required by Law) that the United Company does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time;

(i) adopt any new employee benefit plan of any United Company or make any material change in or to any existing employee benefit plans of any United Company other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, except that any United Company shall have the right to (i) continue to accrue incentive compensation amounts for its employees in an aggregate amount not to exceed the amount set forth on Schedule 7.2(i), which such accrued amounts shall be paid to such employees at or prior to the Effective Time and (ii) continue to make matching contributions to its employees under the United 401(k) Plan;

(j) make any material change in any accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in GAAP or RAP;

(k)(i) commence any Litigation other than in accordance with past practice, or (ii) settle any Litigation involving any Liability of any United Company for material money damages or restrictions upon the operations of any United Company;

(l) enter into any material transaction or course of conduct not in the ordinary course of business, or not consistent with safe and sound banking practices, or not consistent with applicable Laws;

(m) fail to file timely any report required to be filed by it with any Regulatory Authority;

(n) make any Loan or advance to any 5% stockholder, director or officer of United, or any member of the immediate family of the foregoing, or any Related Interest (to the Knowledge of any United Company) of any of the foregoing, except for advances under unfunded loan commitments in existence on the date of this Agreement and specifically described on Schedule 7.2(n) or renewals of any Loan or advance outstanding as of the date of this Agreement on terms and conditions substantially similar to the original Loan or advance;

(o) cancel without payment in full, or modify in any material respect any Contract relating to, any loan or other obligation receivable from any 5% stockholder, director or officer of any United Company or any member of the immediate family of the foregoing, or any Related Interest (to the Knowledge of United or any of its Subsidiaries) of any of the foregoing; or

(p) enter into any Contract for services or otherwise with any of the 5% stockholders, directors, officers or employees of any United Company or any member of the immediate family of the foregoing, or any Related Interest of any of the foregoing;

(q) modify, amend or terminate any material Contract or waive, release, compromise or assign any material rights or claims, except in the ordinary course of business and for fair consideration;

(r) file any application to relocate or terminate the operations of any banking office of it or any of its Subsidiaries;

(s) except as may be required by applicable Law or to comply with any request or recommendation made by any Regulatory Authority, change its or any of its Subsidiaries’ lending, investment, Liability management and other material banking policies in any material respect;

(t) intentionally take any action that would reasonably be expected to jeopardize or delay the receipt of any of the regulatory approvals required in order to consummate the transactions provided for in this Agreement;

(u) take any action that would cause the transactions provided for in this Agreement to be subject to requirements imposed by any Takeover Law; and United shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions provided for in this Agreement from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect;

(v) make or renew any Loan to any Person (including, in the case of an individual, his or her immediate family) who or that (directly or indirectly as though a Related Interest or otherwise) owes, or would as a result of such Loan or renewal owe, any United Company more than an aggregate of $750,000 of secured indebtedness or more than $150,000 of unsecured indebtedness;

(w) increase or decrease the rate of interest paid on time deposits or on certificates of deposit, except in a manner and pursuant to policies consistent with United and United’s past policies;

(x) purchase or otherwise acquire any investment securities for its own account having an average remaining life to maturity greater than five years (except for municipal bonds of any maturity after consultation by a Designated Representative of United with a Designated Representative of NCC), or any asset-backed security, other than those issued or guaranteed by the Government National Mortgage Association, the Federal National Mortgage Association or Home Loan Mortgage Corporation;

(y) except for residential real property, “other real estate owned” and mobile home property owned by and reflected on the books of United as of the date hereof, the sale of which will not, individually or in the aggregate, result in a material loss, sell, transfer, convey or otherwise dispose of any real property or interests therein having a book value in excess of or in exchange for consideration in excess of $100,000;

(z) make or commit to make any capital expenditures individually in excess of $50,000, or in the aggregate in excess of $100,000;

(aa) take any action that is likely to materially impair or delay United’s ability to perform any of its obligations under this Agreement or United Legacy Bank’s ability to perform any of its obligations under the Subsidiary Merger Agreement; or

(bb) agree or commit to do any of the foregoing.

7.3 Adverse Changes in Condition. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries that (a) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (b) would cause or constitute a material breach of any of its representations, warranties or covenants contained herein, and to use its commercially reasonable efforts to prevent or promptly to remedy the same.

7.4 Reports. Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time, and United shall deliver to NCC copies of all such reports filed by United or its Subsidiaries promptly after the same are filed.

7.5 Acquisition Proposals.

(a) United shall not, nor shall it permit any of its Subsidiaries to, nor shall it or its Subsidiaries authorize or permit any of their respective officers, directors, employees, representatives or agents to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal which constitutes, any Acquisition Proposal, (ii) enter into any letter of intent or agreement related to any Acquisition Proposal other than a confidentiality agreement (each, an “Acquisition Agreement”) or (iii) participate in any discussions or negotiations regarding, or take any other action knowingly to facilitate any inquiries or the making of any proposal that constitutes, or that would reasonably be expected to lead to, any Acquisition Proposal; provided, however, that if, at any time prior to the United Stockholders’ Meeting, and without any breach of the terms of this Section 7.5(a), United receives an unsolicited bona fide written Acquisition Proposal from any Person that in the good faith judgment of the United Board is, or is reasonably likely to lead to the delivery of, a Superior Proposal, United may (x) furnish information (including non-public information) with respect to United to any such Person pursuant to a confidentiality agreement containing confidentiality provisions no more favorable to such Person than those in the Confidentiality Agreement between NCC and United dated January 7, 2014, and (y) participate in negotiations with such Person regarding such Acquisition Proposal, if the United Board determines in good faith, after consultation with counsel, that failure to do so would likely result in a violation of its fiduciary duties under applicable Law.

(b) Except as set forth in Section 10.1(k) below, neither the United Board nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to NCC, the approval or recommendation by the United Board, or such committee, of the Merger or this Agreement; (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal; or (iii) authorize or permit United or any of its Subsidiaries to enter into any Acquisition Agreement.

(c) United agrees that it and its Subsidiaries shall, and United shall direct its and its Subsidiaries’ respective officers, directors, employees, representatives and agents to, immediately cease and cause to be terminated any activities, discussions or negotiations with any Persons with respect to any Acquisition Proposal. United agrees that it will notify NCC promptly (but no later than 24 hours) if, to United’s Knowledge, any Acquisition Proposal is received by, any information is requested from, or any discussions or negotiations relating to an Acquisition Proposal are sought to be initiated or continued with, United, its Subsidiaries, or their officers, directors, employees, representatives or agents. The notice shall indicate the name of the Person making such Acquisition Proposal or taking such action and the material terms and conditions of any proposals or offers, and thereafter United shall keep NCC informed, on a current basis, of the status and terms of any such proposals or offers and the status of any such discussions or negotiations. United also agrees that it will promptly request each Person that has heretofore executed a confidentiality agreement in connection with any Acquisition Proposal to return or destroy all confidential information heretofore furnished to such Person by or on behalf of it or any of its Subsidiaries.

7.6 Covenants of NCC. Except as expressly permitted or contemplated by this Agreement, or as required by applicable Law, or with the prior written consent of United, which consent shall not be unreasonably withheld, during the period from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement, NCC shall not, and shall not permit any of its Subsidiaries to:

(a) take any action that is likely to materially impair or delay NCC’s ability to perform any of its obligations under this Agreement or NBC’s ability to perform any of its obligations under the Subsidiary Merger Agreement;

(b) amend NCC’s Certificate of Incorporation or Bylaws or similar governing documents of any of its Subsidiaries in a manner that would adversely affect United or any of its Subsidiaries or the holders of United Common Stock;

(c) except as described on Schedule 7.6(c) or as required upon exercise of any compensatory stock options or vesting of any performance share awards, issue or repurchase any capital securities, debt or other securities;

(d) settle any claim, action or proceeding against it that would create an adverse precedent for other similar claims, which in the aggregate, would reasonably be expected to be material to NCC following the closing of the Merger; or

(e) agree or commit to do any of the foregoing.

ARTICLE 8

ADDITIONAL AGREEMENTS

8.1 Regulatory Matters.

(a) NCC shall prepare the S-4 Registration Statement as promptly as reasonably practicable after the date hereof. Assuming that United promptly furnishes all information concerning the United Companies needed for preparation of the S-4 Registration Statement, NCC shall use commercially reasonable efforts to file the S-4 Registration Statement with the SEC within 60 to 90 days following the date hereof. NCC shall use commercially reasonable efforts to have the S-4 Registration Statement declared effective under the 1933 Act as promptly as reasonably practicable after such filing. As promptly as reasonably practicable after the S-4 Registration Statement has been declared effective by the SEC, (i) United shall mail the Proxy Statement/Prospectus to its stockholders simultaneously with delivery of notice of the United Stockholders’ Meeting and (ii) NCC shall mail the NCC Proxy Statement to its stockholders simultaneously with delivery of notice of the NCC Stockholders Meeting. NCC shall also use commercially reasonable efforts to obtain all necessary state securities Law permits and approvals required to carry out the transaction provided for in this Agreement, and United shall furnish all information concerning United and the holders of United Common Stock as may be requested in connection with any such action. If at any time prior to the Effective Time any event shall occur which should be set forth in an amendment of, or a supplement to, the Proxy Statement/Prospectus or NCC Proxy Statement, United will promptly inform NCC and cooperate and assist NCC in preparing such amendment or supplement and mailing the same to the stockholders of United and NCC. Subject to Section 10.1(k) of this Agreement, the United Board shall recommend that the holders of United Common Stock vote for and adopt the Merger provided for in the Proxy Statement/Prospectus and this Agreement.

(b) The Parties shall cooperate with each other and use their commercially reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings and to obtain as promptly as practicable all Consents of all third parties and Regulatory Authorities which are necessary or advisable to consummate the transactions provided for in this Agreement (including the Merger and the Subsidiary Merger). NCC and United shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable Laws relating to the exchange of information, all the information relating to NCC or United, as the case may be, and any of their respective Subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any Regulatory Authority in connection with the transactions provided for in this Agreement. In exercising the foregoing right, each of the Parties shall act reasonably and as promptly as practicable. The Parties agree that they will consult with each other with respect to the obtaining of all Permits and Consents, approvals and authorizations of all third parties and Regulatory Authorities necessary or advisable to consummate the transactions provided for in this Agreement, and each Party will keep the other apprised of the status of matters relating to completion of the transactions provided for in this Agreement.

(c) NCC and United shall, upon request, furnish each other all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters that may be reasonably necessary or advisable in connection with the Proxy

Statement/Prospectus, the NCC Proxy Statement, the S-4 Registration Statement or any other statement, filing, notice or application made by or on behalf of NCC, United or any of their Subsidiaries to any Regulatory Authority in connection with the Merger, the Subsidiary Merger or any other transactions provided for in this Agreement.

(d) NCC and United shall promptly furnish each other with copies of all applications, notices, petitions and filings with all Regulatory Authorities, and all written communications received by NCC or United, as the case may be, or any of their respective Subsidiaries, Affiliates or associates from, or delivered by any of the foregoing to, any Regulatory Authority, in respect of the transactions provided for herein.

(e) NCC will indemnify and hold harmless United and its officers, directors and employees from and against any and all actions, causes of actions, losses, damages, expenses or Liabilities to which any such entity, or any director, officer, employee or controlling person thereof, may become subject under applicable Laws (including the 1933 Act and the 1934 Act) and rules and regulations thereunder and will reimburse United, and any such director, officer, employee or controlling person for any legal or other expenses reasonably incurred in connection with investigating or defending any actions, whether or not resulting in Liability, insofar as such losses, damages, expenses, Liabilities or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, Proxy Statement/Prospectus, NCC Proxy Statement or any application, notice, petition, or filing with any Regulatory Authority or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary in order to make the statement therein not misleading, but only insofar as any such statement or omission was made in reliance upon and in conformity with information furnished in writing in connection therewith by any NCC Company.

(f) United will indemnify and hold harmless NCC and its respective officers, directors and employees from and against any and all actions, causes of actions, losses, damages, expenses or Liabilities to which any such entity, or any director, officer, employee or controlling person thereof, may become subject under applicable Laws (including the 1933 Act and the 1934 Act) and rules and regulations thereunder and will reimburse NCC, and any such director, officer, employee or controlling person for any legal or other expenses reasonably incurred in connection with investigating or defending any actions, whether or not resulting in Liability, insofar as such losses, damages, expenses, Liabilities or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, Proxy Statement/Prospectus, NCC Proxy Statement or any application, notice, petition, or filing with any Regulatory Authority or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary in order to make the statement therein not misleading, but only insofar as any such statement or omission was made in reliance upon and in conformity with information furnished in writing in connection therewith by any United Company.

8.2 Access to Information.

(a) From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, upon reasonable notice and subject to applicable Laws relating to the exchange of information, NCC and United shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the other, access to all its properties, books, contracts, commitments and records and, during such period, each of NCC and United shall, and shall cause each of their respective Subsidiaries to, make available to the other (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of the Securities Laws or federal or state banking Laws (other than reports or documents which such Party is not permitted to disclose under applicable Law, in which case such Party shall notify the other Party of the nondisclosure and the nature of such information) and (ii) such other information concerning its business, properties and personnel as the other party may reasonably request.

(b) All information furnished by NCC to United or its representatives pursuant hereto shall be treated as the sole property of NCC and, if the Merger shall not occur, United and its representatives shall return to NCC all of such written information and all documents, notes, summaries or other materials containing, reflecting or referring to, or derived from, such information. United shall, and shall use its commercially reasonable efforts to cause its representatives to, keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purpose. The obligation to keep such information confidential shall continue for three (3) years from the date the proposed Merger is abandoned and shall not apply to (i) any information which (x) was already in United’s possession prior to the disclosure thereof; (y) was then generally known to the public; or (z) was disclosed to United by a third party not bound by an obligation of confidentiality, or (ii) disclosures made as required by Law.

(c) All information furnished by United or its Subsidiaries to NCC or their respective representatives pursuant hereto shall be treated as the sole property of United and, if the Merger shall not occur, NCC and their respective representatives shall return to United all of such written information and all documents, notes, summaries or other materials containing, reflecting or referring to, or derived from, such information. NCC shall, and shall use its respective commercially reasonable efforts to cause its respective representatives to, keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purpose. The obligation to keep such information confidential shall continue for three (3) years from the date the proposed Merger is abandoned and shall not apply to (i) any information which (x) was already in NCC’s possession prior to the disclosure thereof by United or any of its Subsidiaries; (y) was then generally known to the public; or (z) was disclosed to NCC by a third party not bound by an obligation of confidentiality, or (ii) disclosures made as required by Law.

(d) No investigation by any of the Parties or their respective representatives shall affect the representations and warranties of the other Parties set forth herein.

8.3 Efforts to Consummate. Subject to the terms and conditions of this Agreement, each of United and NCC shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions provided for in this Agreement, including without limitation obtaining of all of the Consents and satisfying the conditions contained in Article 9 hereof. For each director of United who has not executed and delivered his or her Voting Agreement, Non-Competition Agreement and/or Claims Letter concurrently with the execution and delivery of this Agreement in accordance with Sections 1.4, 8.19 and 8.20, United agrees to deliver such executed document(s) promptly following the date of this Agreement.

8.4 Stockholders’ Meetings.

(a) United shall call a meeting of its stockholders (the “United Stockholders’ Meeting”) to be held as soon as reasonably practicable after the date the S-4 Registration Statement is declared effective by the SEC for the purpose of voting upon this Agreement and the Merger and such other related matters as it deems appropriate. In connection with the United Stockholders’ Meeting: (i) United shall, with the assistance of NCC, prepare, publish and mail a notice of meeting in accordance with the FBCA; (ii) NCC shall furnish all information concerning it that United may reasonably request in connection with conducting the United Stockholders’ Meeting; (iii) NCC shall prepare and furnish to United, for printing, copying and distribution to United’s stockholders at United’s expense, the form of the Proxy Statement/Prospectus; (iv) United shall furnish all information concerning it that NCC may reasonably request in connection with preparing the Proxy Statement/Prospectus; (v) subject to Section 10.1(k) of this Agreement, the United Board shall recommend to its stockholders the approval of this Agreement; and (vi) United shall use its commercially reasonable efforts to obtain its stockholders’ approval.

(b) NCC shall call a meeting of its stockholders (the “NCC Stockholders’ Meeting”) to be held as soon as reasonably practicable after the date the S-4 Registration Statement is declared effective by the SEC for the purpose of voting upon this Agreement and the Merger and such other related matters as it deems appropriate. In connection with the NCC Stockholders’ Meeting: (i) NCC shall prepare, publish and mail a notice of meeting in accordance with the DGCL; (ii) United shall furnish all information concerning it that NCC may reasonably request in connection with conducting the NCC Stockholders’ Meeting; (iii) NCC shall prepare and furnish, for printing, copying and distribution to NCC’s stockholders at NCC’s expense, the form of the NCC Proxy Statement; (iv) the NCC Board shall recommend to its stockholders the approval of this Agreement, unless such recommendation would violate applicable Law or be inconsistent with the NCC Board’s fiduciary duties; and (v) NCC shall use its commercially reasonable efforts to obtain its stockholders’ approval.

(c) The Parties will use their commercially reasonable efforts to prepare a preliminary draft of the Proxy Statement/Prospectus and NCC Proxy Statement within 60 days of the date of this Agreement, and will consult with one another on the form and content of the Proxy Statement/Prospectus and NCC Proxy Statement (including the presentation of draft copies of such proxy materials to the other) prior to filing with the SEC and delivery to stockholders. Each of NCC and United will use its commercially reasonable efforts to deliver notice of the United Stockholders’ Meeting and Proxy Statement/Prospectus and notice of the NCC Stockholders’ Meeting and NCC Proxy Statement as soon as practicable after the S-4 Registration Statement has been declared effective by the SEC.

8.5 Certificate of Objections.

(a) As soon as practicable (but in no event more than three (3) Business Days) after the United Stockholders’ Meeting, United shall deliver to NCC a certificate of the Secretary of United containing the names of the stockholders of United that (a) gave written notice at or prior to the taking of the vote on this Agreement at the United Stockholders’ Meeting that they dissent from the Merger, and (b) did not vote in favor of approval of this Agreement. Such certificate of objections shall include the number of shares of United Common Stock held by each such stockholder and the mailing address of each such stockholder.

(b) As soon as practicable (but in no event more than three (3) Business Days) after the NCC Stockholders’ Meeting, NCC shall deliver to United a certificate of the Secretary of NCC containing the names of the stockholders of NCC that (a) gave written notice at or prior to the taking of the vote on this Agreement at the NCC Stockholders’ Meeting that they dissent from the Merger, and (b) did not vote in favor of approval of this Agreement. Such certificate of objections shall include the number of shares of NCC Common Stock held by each such stockholder.

8.6 Publicity. Neither NCC nor United shall, or shall permit any of its respective Subsidiaries or Affiliates to issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public disclosure concerning, the transactions provided for in this Agreement without the consent of the other Party, which consent will not be unreasonably withheld. Prior to issuing or publishing any press release or other public announcement or disclosure regarding the transaction contemplated by this Agreement, the releasing party shall provide a copy of the release or announcement to the other Party prior to the issuance, and shall provide a reasonable opportunity for comment. Nothing in this Section 8.6, however, shall be deemed to prohibit any Party from making any disclosure which it deems necessary or advisable, with the advice of counsel, in order to satisfy such Party’s disclosure obligations imposed by Law.

8.7 Expenses. All costs and expenses incurred in connection with the transactions provided for in this Agreement and/or the Subsidiary Merger Agreement, including without limitation, registration fees, printing fees, mailing fees, attorneys’ fees, accountants’ fees, other professional fees and costs related to expenses of officers and directors of such Party, shall be paid by the Party incurring such costs and expenses. Each Party hereby agrees to and shall indemnify the other Party against any Liability arising from any such fee or payment incurred by such Party. Nothing contained herein shall limit either Party’s rights under Article 10 to recover any damages arising out of a Party’s willful breach of any provision of this Agreement.

8.8 Failure to Close.

(a) NCC expressly agrees to consummate the transactions provided for herein upon the completion of all conditions to Closing and shall not take any action reasonably calculated to prevent the Closing and shall not unreasonably delay any action reasonably required to be taken by it to facilitate the Closing.

(b) United expressly agrees to consummate the transactions provided for herein upon the completion of all conditions to Closing and shall not take any action reasonably calculated to prevent the Closing and shall not unreasonably delay any action reasonably required to be taken by it to facilitate the Closing.

8.9 Fairness Opinions.

(a) The United Board has engaged Monroe Financial Partners, Inc. (the “United Financial Advisor”) to act as advisor to the United Board during the transaction and to opine separately as to the fairness from a financial point of view of the Exchange Ratio and the Per Share Cash Consideration to the United stockholders. United has received from the United Financial Advisor an opinion that, as of the date hereof, the Exchange Ratio and the Per Share Cash Consideration are fair to the stockholders of United from a financial point of view. The United Board may, at its option, elect to have the final fairness opinion updated immediately prior to the Effective Time in order to account for any Material Adverse Effect that may have occurred with regard to NCC.

(b) The NCC Board has engaged FIG Partners, LLC (the “NCC Financial Advisor”) to act as advisor to the NCC Board during the transaction and to opine separately as to the fairness from a financial point of view of the Exchange Ratio and the Per Share Cash Consideration to the NCC stockholders. NCC has received from the NCC Financial Advisor an opinion that, as of the date hereof, the Exchange Ratio and the Per Share Cash Consideration are fair to the stockholders of NCC from a financial point of view. The NCC Board may, at its option, elect to have the final fairness opinion updated immediately prior to the Effective Time in order to account for any Material Adverse Effect that may have occurred with regard to United.

8.10 Tax Treatment. Each of the Parties undertakes and agrees to use its commercially reasonable efforts to cause the Merger, and to take no action which would cause the Merger not to qualify as a “reorganization” within the meaning of Section 368(a) of the IRC for federal income tax purposes.

8.11 Environmental Audit; Title Policy; Survey.

(a) At the election of NCC, United will procure and deliver, at NCC’s expense, with respect to each parcel of real property that any of the United Companies owns, leases, subleases or is obligated to purchase, at least thirty (30) days prior to the Effective Time, whatever environmental audits as NCC may request, which audits shall be reasonably acceptable to and shall be conducted by a firm reasonably acceptable to NCC.

(b) At the election of NCC, United will, at NCC’s expense, with respect to each parcel of real property that United owns, leases, subleases or is obligated to purchase, procure and deliver to NCC, at least thirty (30) days prior to the Effective Time, a commitment to issue title insurance in such amounts and by such insurance company reasonably acceptable to NCC, which policy shall be free of all material Liens and exceptions to NCC’s reasonable satisfaction.

(c) At the election of NCC, with respect to each parcel of real property as to which a title insurance policy is to be procured pursuant to Section 8.11(b) above, United, at NCC’s expense, will procure and deliver to NCC at least thirty (30) days prior to the Effective Time, a survey of such real property, which survey shall be reasonably acceptable to and shall be prepared by a licensed surveyor reasonably acceptable to NCC, disclosing the locations of all improvements, easements, sidewalks, roadways, utility lines and other matters customarily shown on such surveys and showing access affirmatively to public streets and roads and providing the legal description of the property in a form suitable for recording and insuring the title thereof. Such surveys shall not disclose any survey defect or encroachment from or onto such real property that has not been cured or insured over prior to the Effective Time. In addition, United shall deliver to NCC a complete legal description for each parcel of real estate or interest owned, leased or subleased by any United Company or in which any United Company has any ownership or leasehold interest.

8.12 Compliance Matters. Prior to the Effective Time, United and NCC shall take, or cause to be taken, all commercially reasonable steps requested by the other to cure any deficiencies in regulatory compliance by United or NCC, as the case may be; provided, however, that United and NCC shall not be responsible for discovering such defects, shall not have any obligation to disclose the existence of such defects to the other, and shall not have any Liability resulting from such deficiencies or attempts to cure them.

8.13 Conforming Accounting and Reserve Policies. At the request of NCC, United shall immediately prior to Closing establish and take such charge offs, reserves and accruals as NCC reasonably shall request to conform United’s loan, accrual, capital, reserve and other accounting policies to the policies of NBC (collectively, the “Conforming Adjustments”).

8.14 Notice of Deadlines. Schedule 8.14 lists the deadlines for extensions or terminations of any material leases, agreements or licenses (including specifically real property leases and data processing agreements) to which United is a party.

8.15 Fixed Asset Inventory. At NCC’s request, at least thirty (30) days prior to the Effective Time, United shall take, or shall cause to be taken, an inventory of all fixed assets of the United Companies to verify the presence of all items listed on their respective depreciation schedules, and United shall allow NCC‘s representatives, at the election of NCC, to participate in or be present for such inventory and shall deliver to NCC copies of all records and reports produced in connection with such inventory.

8.16 Directors’ and Officers’ Indemnification.

(a) For a period of three (3) years after the Effective Time, NCC shall indemnify each director and officer of United (an “Indemnified Party”) against all Liabilities arising out of actions or omissions occurring upon or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) to the extent permitted under the articles of incorporation and bylaws of United as in effect on the date of this Agreement, subject to (i) the limitations and requirements of such articles of incorporation and bylaws, and (ii) applicable Law, including, without limitation, Section 607.0850 of the FBCA. During the period beginning on the third anniversary of the Effective Time and ending on the sixth anniversary of the Effective Time, NCC shall indemnify each Indemnified Party against all Liabilities arising out of actions or omissions occurring upon or prior to the Effective Time (including without limitation the transactions contemplated by this Agreement) to the extent mandated under the articles of incorporation and bylaws of the United as in effect on the date of this Agreement, subject to (i) the limitations and requirements of such articles of incorporation and bylaws, and (ii) applicable Law, including, without limitation, Section 607.0850 of the FBCA.

(b) Any Indemnified Party wishing to claim indemnification under Section 8.16(a) above upon learning of any such Liability or Litigation, shall promptly notify NCC thereof; provided that the failure to so notify shall not affect the obligation of NCC under this Section 8.16 unless, and only to the extent that, NCC is actually and materially prejudice in the defense of such claim as a consequence. In the event of any claim or Litigation that may give rise to indemnity obligations on the part of NCC (whether arising before or after the Effective Time), (i) NCC shall have the right to assume the defense thereof, and NCC shall not be liable to such Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, except that if NCC elects not to assume such defense or counsel for the Indemnified Party advises that there are substantive issues which raise conflicts of interest between NCC and the Indemnified Party under the rules of professional ethics, the Indemnified Party may retain counsel satisfactory to him or her, and NCC shall pay all reasonable fees and expenses of such counsel for the Indemnified Party; provided, that NCC shall be obligated to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction; (ii) all Indemnified Parties will cooperate in the defense of any such Litigation; and (iii) NCC shall not be liable for any settlement effected without its prior written consent; and provided further, that NCC shall not have any obligation hereunder to the extent such arrangements are prohibited by applicable Law.

(c) For a period of five (5) years following the Effective Time, NCC will use its commercially reasonable efforts to provide director’s and officer’s liability insurance (“D&O Insurance”) that serves to reimburse the present and former officers and directors of United or its Subsidiaries (determined as of the Effective Time) with respect to claims against such directors and officers arising from facts or events occurring before the Effective Time (including the transactions contemplated hereby), which insurance will contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the Indemnified Party, as the coverage currently provided by United as of the date of this Agreement; provided, however, that (i) if NCC is unable to maintain or obtain the insurance called for by this Section 8.16(c), then NCC will provide as much comparable insurance as is reasonably available, (ii) officers and directors of United or its Subsidiaries may be required to make application and provide customary representations and warranties to the carrier of the D&O Insurance for the purpose of obtaining such insurance, and (iii) in satisfaction of its obligations under this Section 8.16(c), NCC may require United to purchase, prior to but effective as of the Effective Time, tail insurance providing such coverage prior to Closing. Whether or not NCC or United shall procure such coverage, in no event shall United expend, or NCC be required to expend, for such tail insurance a premium amount in excess of $155,000 (the “Maximum D&O Tail Premium”). If the cost of such tail insurance exceeds the Maximum D&O Tail Premium, then United or NCC, as applicable, shall obtain tail insurance coverage or a separate tail insurance policy with the greatest coverage available for a cost not exceeding the Maximum D&O Tail Premium.

(d) If NCC or any of its successors and assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its property and assets to any individual, corporation or other entity, then, in each such case, proper provision shall be made so that the successors and assigns of NCC and its Subsidiaries shall assume the obligations set forth in this Section 8.16. The provisions of this Section 8.16 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

8.17 System Integration. From and after the date hereof, subject to applicable Law and regulation, United shall cause United Legacy Bank and its directors, officers and employees to, and shall make all commercially reasonable efforts (without undue disruption to either business) to cause United Legacy Bank’s data processing consultants and software providers to, cooperate and assist United Legacy Bank and NBC in connection with an electronic and systematic conversion of all applicable data of United Legacy Bank to the NBC system following the Effective Time, including the training of United Legacy Bank employees without undue disruption to United Legacy Bank’s business, during normal business hours.

8.18 Coordination; Integration. Subject to applicable Law and regulation, during the period from the date hereof until the Effective Time, United shall cause the Chief Executive Officer of United Legacy Bank or, if such Person is unavailable, another senior officer thereof, to assist and confer with the officers of NBC, on a weekly basis, relating to the development, coordination and implementation of the post-Merger operating and integration plans of NBC, as the resulting institution in the Subsidiary Merger. Notwithstanding the conversion of the core processing and other data processing and information systems of United and United Legacy Bank in conjunction with the Subsidiary Merger, and subject to applicable provisions of Law and non-objection from any Regulatory Authorities, following the Subsidiary Merger the former banking offices of United Legacy Bank, along with any banking offices of NBC in the same market area and under common day-to-day management with the former banking offices of United Legacy Bank, will operate and conduct business under the trade name “United Legacy Bank, a division of National Bank of Commerce” for at least two (2) years following the Effective Time (along with signage, stationery and marketing materials in such name).

8.19 Non-Competition Agreements. Concurrently with the execution and delivery of this Agreement and effective upon Closing, each non-employee director of United has executed and delivered to NCC a Non-Competition Agreement in the form attached hereto as Exhibit B.

8.20 Claims Letters. Concurrently with the execution and delivery of this Agreement and effective upon the Closing, each director of United has executed and delivered a Claims Letter in the form attached hereto as Exhibit C.

8.21 Employment Agreements.

(a) As of the date of this Agreement, United has entered into agreements that terminate, effective immediately prior to (and subject to the occurrence of) the Effective Time, the employment, consulting, severance, change in control, or similar agreements or arrangements with the individuals set forth on Schedule 8.21(a) (collectively, the “Employment Agreement Termination Letters”). The foregoing terminations shall be for payment amounts not to exceed those set forth on Schedule 8.21(a).

(b) As of the date of this Agreement, United Legacy Bank has entered into 5-year employment and non-competition agreements that become effective as of (and subject to the occurrence of) the Effective Time with the individuals set forth on Schedule 8.21(b) and in substantially the form attached hereto as Exhibit D.

(c) Either on or promptly following the date of this Agreement, United Legacy Bank will enter into 3-year employment and noncompetition agreements that become effective as of (and subject to the occurrence of) the Effective Time with the individuals set forth on Schedule 8.21(c) and in substantially the form attached hereto as Exhibit E (collectively with the agreements referenced in Section 8.21(b) above, the “Employment Agreements”).

8.22 Section 280G Matters. Prior to the Closing, NCC and United will work together in good faith to attempt to implement mutually satisfactory arrangements such that the Merger will not trigger or result in any payment, including without limitation any “excess parachute payment” as defined in Section 280G of the IRC, that could be disallowed as a deduction or result in the payment of excise taxes under Section 280G of the IRC.

8.23 Employee Matters.

(a) Following the Effective Time, NCC shall maintain or cause to be maintained employee benefit plans and compensation opportunities for the benefit of employees (as a group) who are full-time active employees of United and its Subsidiaries on the Closing Date (“Covered Employees”) that provide employee benefits and compensation opportunities which, in the aggregate, are substantially comparable to the employee benefits and compensation opportunities that are made available on a uniform and non-discriminatory basis to similarly situated employees of NCC or its Subsidiaries, as applicable; provided, however, that in no event shall any Covered Employee be eligible to participate in any closed or frozen plan of NCC or its Subsidiaries. Subject to applicable Law and the terms and conditions of NCC’s benefit plans and the requirements of the insurers thereunder, NCC shall give the Covered Employees full credit for their prior service with United and its Subsidiaries as if employed by United and its Subsidiaries as of January 1, 2001 (i) for purposes of eligibility (including initial participation and eligibility for current benefits) and vesting under any qualified or non-qualified employee benefit plan maintained by NCC and in which Covered Employees may be eligible to participate and (ii) for all purposes under any welfare benefit plans, vacation plans and similar arrangements maintained by NCC (which shall not include, for the sake of clarity, any severance obligations under Section 8.23(e) below). Each Covered Employee’s accrued paid time off and unused sick time will be credited towards one or a combination of NCC’s welfare benefit plans.

(b) With respect to any employee benefit plan of NCC that is a health, dental, vision or other welfare plan in which any Covered Employee is eligible to participate, for the plan year in which such Covered Employee is first eligible to participate, NCC or its applicable Subsidiary shall use commercially reasonable efforts to (i) cause any pre-existing condition limitations or eligibility waiting periods under such NCC or Subsidiary plan to be waived with respect to such Covered Employee to the extent such condition was or would have been covered under the United Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time, and (ii) recognize any health, dental, vision or other welfare expenses incurred by such Covered Employee in the year that includes the Closing Date (or, if later, the year in which such Covered Employee is first eligible to participate) for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such health, dental, vision or other welfare plan.

(c) Prior to the Effective Time, United shall take, and shall cause its Subsidiaries to take, all actions requested by NCC that may be necessary or appropriate to (i) cause one or more United Benefits Plans to terminate as of the Effective Time, or as of the date immediately preceding the Effective Time, (ii) cause benefit accruals and entitlements under any United Benefit Plan to cease as of the Effective Time, or as of the date immediately preceding the Effective Time, (iii) cause the continuation on and after the Effective Time of any contract, arrangement or insurance policy relating to any United Benefit Plan for such period as may be requested by NCC, or (iv) facilitate the merger of any United Benefit Plan into any employee benefit plan maintained by NCC or an NCC Subsidiary. All resolutions, notices, or other documents issued, adopted or executed in connection with the implementation of this Section 8.23(c) shall be subject to NCC’s reasonable prior review and approval, which shall not be unreasonably withheld, conditioned or delayed.

(d) Nothing in this Section 8.23 shall be construed to limit the right of NCC or any of its Subsidiaries (including, following the Closing Date, United and its Subsidiaries) to amend or terminate any United Benefit Plan or other employee benefit plan, to the extent such amendment or termination is permitted by the terms of the applicable plan, nor shall anything in this Section 8.23 be construed to require NCC or any of its Subsidiaries (including, following the Closing Date, United and its Subsidiaries) to retain the employment of any particular Covered Employee for any fixed period of time following the Closing Date, and the continued retention (or termination) by NCC or any of its Subsidiaries of any Covered Employee subsequent to the Effective Time shall be subject in all events to NCC’s or its applicable Subsidiary’s normal and customary employment procedures and practices, including customary background screening and evaluation procedures and satisfactory employment performance.

(e) If, within nine (9) months after the Effective Time, any Covered Employee is terminated by NCC or its Subsidiaries other than “for cause” or as a result of unsatisfactory job performance, then NCC shall pay severance to such Covered Employee in an amount equal to two (2) weeks of base salary for each twelve (12) months of such Covered Employee’s prior employment with United or United Legacy Bank; provided, however, that in no event will the total amount of severance for any single Covered Employee be less than four (4) weeks of such base salary nor greater than twenty-six (26) weeks of such base salary. Any severance to which a Covered Employee may be entitled in connection with a termination occurring more than nine (9) months after the Effective Time will be as set forth in the severance policies of NCC and its Subsidiaries as then in effect. For the sake of clarity, this Section 8.23(e) does not apply to or benefit any Covered Employee who is a party to an Employment Agreement; rather, the terms and conditions of such Employment Agreement shall govern and control upon any termination of employment.

(f) At the Effective Time, NCC shall assume and maintain the Split Dollar Agreements and the Survivor Income Agreements for the officers identified on Schedule 8.23(f) and shall not terminate any such agreement as long as the officer who is a party thereto is an employee of NCC or its Subsidiaries.

ARTICLE 9

CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

9.1 Conditions to Obligations of Each Party. The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions provided for herein are subject to the satisfaction of the following conditions, unless waived by the Parties pursuant to Section 11.4 of this Agreement:

(a) Stockholder Approval. The stockholders of United and NCC shall have approved this Agreement by the requisite vote, and the consummation of the transactions provided for herein, as and to the extent required by Law and by the provisions of any governing instruments, and each Party shall have furnished to the other Party certified copies of resolutions duly adopted by its stockholders evidencing same.

(b) Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger and the Subsidiary Merger shall have been obtained or made and shall be in full force and effect and all notice and waiting periods required by Law to have passed after receipt of such Consents shall have expired. No Consent obtained from any Regulatory Authority that is necessary to consummate the transactions provided for herein shall be conditioned or restricted in a manner (including without limitation requirements relating to the raising of additional capital or the disposition of Assets) which in the reasonable judgment of the Board of Directors of either Party would so materially adversely impact the economic or business benefits of the transactions provided for in this Agreement as to render inadvisable the consummation of the Merger or the Subsidiary Merger.

(c) Consents and Approvals. Each of the Parties shall have obtained any and all Consents required for consummation of the Merger and the Subsidiary Merger (other than those referred to in Section 9.1(b) of this Agreement) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party. No Consent so obtained which is necessary to consummate the transactions provided for herein shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of either Party would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement as to render inadvisable the consummation of the Merger or the Subsidiary Merger.

(d) Legal Proceedings. No court or Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action that prohibits, restricts or makes illegal consummation of the Merger, the Subsidiary Merger or any other transaction provided for in this Agreement. No action or proceeding shall have been instituted by any Person, and the Parties shall not have Knowledge of any threatened action or proceeding by any Person, which seeks to restrain the consummation of the Merger, the Subsidiary Merger or any other transaction provided for in this Agreement which, in the opinion of the NCC Board or the United Board, renders it impossible or inadvisable to consummate the transactions provided for in this Agreement.

(e) Tax Opinion. United and NCC shall have received a written opinion of counsel from Maynard, Cooper & Gale, P.C. in form reasonably satisfactory to them (the “Tax Opinion”), to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the IRC, (ii) the exchange in the Merger of United Common Stock for NCC Common Stock will not give rise to gain or loss to the stockholders of United with respect to such exchange (except to the extent of any cash received), and (iii) neither United nor NCC will recognize gain or loss as a consequence of the Merger (except for income and deferred gain recognized pursuant to Treasury regulations issued under Section 1502 of the IRC). In rendering such Tax Opinion, counsel for NCC shall be entitled to rely upon representations of officers of United and NCC reasonably satisfactory in form and substance to such counsel.

(f) S-4 Registration Statement Effective. The S-4 Registration Statement shall have been declared effective under the 1933 Act by the SEC and no stop order suspending the effectiveness of the S-4 Registration Statement shall have been issued and no action, suit, proceeding or investigation for that purpose shall have been initiated or threatened by the SEC. NCC shall have received all state securities Laws permits or other authorizations, or confirmations as to the availability of exemptions from registration requirements, as may be necessary to issue the NCC Common Stock pursuant to the terms of this Agreement.

9.2 Conditions to Obligations of NCC. The obligations of NCC to perform this Agreement and consummate the Merger and the other transactions provided for herein are subject to the satisfaction of the following conditions, unless waived by NCC pursuant to Section 11.4(a) of this Agreement:

(a) Representations and Warranties. The representations and warranties of United set forth or referred to in this Agreement or in any certificate or document delivered pursuant to the provisions hereof that are qualified as to materiality or Material Adverse Effect shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date), and the representations and warranties of United set forth or referred to in this Agreement or in any certificate or document delivered pursuant to the provisions hereof that are not so qualified shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). Notwithstanding the foregoing, the representations and warranties of United set forth in the first and fifth sentences of Section 5.3(a) (Capital Stock), the first sentence of Section 5.3(b) (Capital Stock), and the second sentence of Section 5.4(b) (United Subsidiaries) shall be true and correct in all respects, except for such failures to be true and correct as are de minimis, as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time, and the representations and warranties of United set forth in Section 5.7 (Absence of Certain Changes or Events) and Section 5.18 (Statements True and Correct) shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time.

(b) Performance of Obligations. Each and all of the agreements, obligations and covenants of United to be performed and complied with pursuant to this Agreement and the other agreements provided for herein prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c) Certificates. United shall have delivered to NCC (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions to NCC’s obligations set forth in Sections 9.2(a) and 9.2(b) of this Agreement have been satisfied, (ii) certified copies of resolutions duly adopted by the United Board and the United stockholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and (iii) certified copies of resolutions duly adopted by the Board of Directors of United Legacy Bank and by United the sole stockholder of United Legacy Bank evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of the Subsidiary Merger Agreement and the consummation of the transactions provided for therein, all in such reasonable detail as NCC and its counsel shall request.

(d) Net Worth Requirement. As of the close of business on the last Business Day prior to the Closing Date (the “United Measuring Date”), the Adjusted United Shareholders’ Equity shall not be less than $28,250,000 as determined in accordance with GAAP. For purposes of this Section 9.2(d), “Adjusted United Shareholders’ Equity” means the consolidated equity of United as set forth on the balance sheet of United on the United Measuring Date (excluding any Conforming Adjustments), minus any unrealized gains or plus any unrealized losses (as the case may be) in United Legacy Bank’s securities portfolio due to mark-to-market adjustments as of the United Measuring Date and after adding the sum of (a) all fees and expenses of all attorneys, accountants, the United Financial Advisor and other advisors and agents for United and its Subsidiaries for services rendered solely in connection with the transactions contemplated by this Agreement and which do not exceed in the aggregate $250,000 (exclusive of reasonable costs paid to or advanced by such advisors, and exclusive of attorneys’ fees and expenses for preparing and filing the S-4 Registration Statement), and (b) the payments, if any, made by United under the Employment Agreement Termination Letters, and (c) the premiums, if any, paid by United for the D&O Insurance in accordance with Section 8.16(c) above.

(e) Conforming Adjustments. The Conforming Adjustments shall have been made to the satisfaction of NCC in its sole discretion.

(f) Matters Relating to 280G Taxes. NCC shall be satisfied in its sole discretion, either through mutually agreeable pre-Closing amendments or otherwise, that United shall have taken any and all reasonably necessary steps such that neither the Merger nor the Subsidiary Merger will trigger any “excess parachute payment” (as defined in Section 280G of the IRC) under any employment agreements, change in control agreements, United Benefit Plans, supplemental compensation, retirement or similar arrangements between a United Company and any officers, directors, or employees thereof.

(g) Employment Agreements. NCC shall have received documentation reasonably satisfactory to NCC that all of the Employment Agreement Termination Letters and all of the Employment Agreements have been duly executed and delivered and shall become fully binding and effective immediately prior to the Effective Time or as of the Effective Time, respectively.

(h) Regulatory Matters. No agency or department of federal, state or local government or any Regulatory Authority or the staff thereof shall have (i) asserted that any United Company is not in material compliance with any of the Laws or Orders that such governmental authority or Regulatory Authority enforces, (ii) revoked any material Permits, or (iii) issued, or required any United Company to consent to the issuance or adoption of, a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or any board resolution or similar undertaking, that, in the reasonable estimation of NCC, restricts or impairs the conduct of such United Company’s business or future prospects.

(i) Absence of Adverse Facts. There shall have been no determination by NCC in good faith that any fact, Litigation, claim, event or condition exists or has occurred that, in the judgment of NCC, (i) would have a Material Adverse Effect on, or which may be foreseen to have a Material Adverse Effect on, United or the consummation of the transactions provided for in this Agreement, (ii) would be of such significance with respect to the business or economic benefits expected to be obtained by NCC pursuant to this Agreement as to render inadvisable the consummation of the transactions pursuant to this Agreement, (iii) would be materially adverse to the interests of NCC on a consolidated basis or (iv) would render the Merger or the other transactions provided for in this Agreement impractical because of any state of war, national emergency, banking moratorium or general suspension of trading on any national securities exchange.

(j) Consents Under Agreements. United shall have obtained all consents or approvals of each Person (other than the Consents of the Regulatory Authorities) whose consent or approval shall be required in order to permit the succession by the Surviving Corporation to, or the continuation by United or any other United Subsidiary of, as the case may be, any obligation, right or interest of United or such United Subsidiary under any loan or credit agreement, note, mortgage, indenture, lease, license, Contract or other agreement or instrument, except those for which failure to obtain such consents and approvals would not in the reasonable opinion of NCC, individually or in the aggregate, have a Material Adverse Effect on the Surviving Corporation and United or the United Subsidiary at issue or upon consummation of the transactions provided for in this Agreement.

(k) Material Condition. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger or the Subsidiary Merger by any Regulatory Authority which, in connection with the grant of any Consent by any Regulatory Authority, imposes, in the judgment of NCC, any material adverse requirement upon NCC or any NCC Subsidiary, including without limitation any requirement that NCC sell or dispose of any significant amount of the assets of United and its Subsidiaries, or any other NCC Subsidiary, provided that, except for any such requirement relating to the above-described sale or disposition of any significant assets of United or any NCC Subsidiary, no such term or condition imposed by any Regulatory Authority in connection with the grant of any Consent by any Regulatory Authority shall be deemed to be a material adverse requirement unless it materially differs from terms and conditions customarily imposed by any such entity in connection with the acquisition of banks, savings associations and bank and savings association holding companies under similar circumstances.

(l) Certification of Claims. United shall have delivered a certificate to NCC that United is not aware of any pending, threatened or potential claim against the directors or officers of any of the United Companies or under the directors and officers insurance policy or the fidelity bond coverage of United or any United Company.

(m) Loan Portfolio. There shall not have been any material increase since the date of this Agreement in the Loans described or required to be described on Schedule 5.9(a)(iv); provided, however, that regardless of any such increase, the condition in this Section 9.2(m) shall be deemed to be satisfied if the quotient of the aggregate amount of the Classified Loans of the United Companies as of the NCC Measuring Date divided by the sum of (i) United’s consolidated equity plus (ii) the United Allowance, both as set forth on United’s balance sheet on the United Measuring Date, is less than 0.20.

(n) United Benefit Plans. NCC shall have received such evidence and documentation as it shall have reasonably requested to effectuate the provisions of Section 8.23(c) regarding the United Benefit Plans.

(o) Legal Proceedings. No action, proceeding or claim shall have been instituted by any Person, and the Parties shall not have Knowledge of any threatened action, claim or proceeding by any Person, against any United Company and/or their respective officers or directors which would result in a Material Adverse Effect on such United Company.

(p) Fairness Opinion. The fairness opinion described in Section 8.9(b) shall not have been withdrawn by the NCC Financial Advisor due to a Material Adverse Effect having occurred with regard to United between the date of this Agreement and the Effective Time.

9.3 Conditions to Obligations of United. The obligations of United to perform this Agreement and consummate the Merger and the other transactions provided for herein are subject to the satisfaction of the following conditions, unless waived by United pursuant to Section 11.4(b) of this Agreement:

(a) Representations and Warranties. The representations and warranties of NCC set forth or referred to in this Agreement or in any certificate or document delivered pursuant to the provisions hereof that are qualified as to materiality or Material Adverse Effect shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date), and the representations and warranties of NCC set forth or referred to in this Agreement or in any certificate or document delivered pursuant to the provisions hereof that are not so qualified shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). Notwithstanding the foregoing, the representations and warranties of NCC set forth in the first, second and third sentences of Section 6.3(a) (Capital Stock) and the first sentence of Section 6.3(b) (Capital Stock) shall be true and correct in all respects, except for such failures to be true and correct as are de minimis, as of the date of this Agreement, and the representations and warranties of NCC set forth in Section 6.6 (Absence of Certain Changes or Events) and Section 6.12 (Statements True and Correct) shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time.

(b) Performance of Obligations. Each and all of the agreements, obligations and covenants of NCC to be performed and complied with pursuant to this Agreement and the other agreements provided for herein prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c) Certificates. NCC shall have delivered to United (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions to United’s obligations set forth in Sections 9.3(a) and 9.3(b) of this Agreement have been satisfied, (ii) certified copies of resolutions duly adopted by the NCC Board and NCC stockholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions provided for herein, and (iii) certified copies of resolutions duly adopted by the Board of Directors of NBC and by NCC as the sole stockholder of NBC evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of the Subsidiary Merger Agreement, and the consummation of the transactions provided for therein, all in such reasonable detail as United and its counsel shall request.

(d) Fairness Opinion. The fairness opinion described in Section 8.9(a) shall not have been withdrawn by the United Financial Advisor due to a Material Adverse Effect having occurred with regard to NCC between the date of this Agreement and the Effective Time.

(e) Regulatory Matters. No agency or department of federal, state or local government, or any Regulatory Authority or the staff thereof shall have (i) asserted that any NCC Company is not in material compliance with any of the Laws or Orders that such governmental authority or Regulatory Authority enforces, or (ii) issued, or required any NCC Company to consent to the issuance or adoption of, a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or any board resolution or similar undertaking that, in the reasonable estimation of United, restricts or impairs the conduct of such NCC Company’s business or future prospects.

(f) Net Worth Requirement. As of the close of business on the last Business Day prior to the Closing Date (the “NCC Measuring Date”), the Adjusted NCC Shareholders’ Equity shall not be less than $87,797,367 as determined in accordance with GAAP. For purposes of this Section 9.3(f), “Adjusted NCC Shareholders’ Equity” means the consolidated equity of NCC as set forth on the balance sheet of NCC on the NCC Measuring Date, minus any unrealized gains or plus any unrealized losses (as the case may be) in NBC’s securities portfolio due to mark-to-market adjustments as of the NCC Measuring Date and after adding the sum of (a) all fees and expenses of all attorneys, accountants, the NCC Financial Advisor and other advisors and agents for NCC and its Subsidiaries for services rendered solely in connection with the transactions contemplated by this Agreement and which do not exceed in the aggregate $250,000 (exclusive of reasonable costs paid to or advanced by such advisors, and exclusive of attorneys’ fees and expenses for preparing and filing the S-4 Registration Statement), and (b) the payments, if any, made or to be made by NCC under the Employment Agreement Termination Letters, and (c) the premiums, if any, paid or to be paid by NCC for the D&O Insurance in accordance with Section 8.16(c) above.

(g) Absence of Adverse Facts. There shall have been no determination by United in good faith that any fact, Litigation, claim, event or condition exists or has occurred that, in the judgment of United, (i) would have a Material Adverse Effect on, or which may be foreseen to have a Material Adverse Effect on, NCC or the consummation of the transactions provided for in this Agreement, (ii) would be of such significance with respect to the business or economic benefits expected to be obtained by United pursuant to this Agreement as to render inadvisable the consummation of the transactions pursuant to this Agreement, (iii) would be materially adverse to the interests of United on a consolidated basis or (iv) would render the Merger or the other transactions provided for in this Agreement impractical because of any state of war, national emergency, banking moratorium or general suspension of trading on any national securities exchange.

(h) Material Condition. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger or the Subsidiary Merger by any Regulatory Authority which, in connection with the grant of any Consent by any Regulatory Authority, imposes, in the judgment of United, any material adverse requirement upon NCC or any NCC Subsidiary, including without limitation any requirement that NCC sell or dispose of any significant amount of the assets of NCC and its Subsidiaries, or any other NCC Subsidiary, provided that, except for any such requirement relating to the above-described sale or disposition of any significant assets of NCC or any NCC Subsidiary, no such term or condition imposed by any Regulatory Authority in connection with the grant of any Consent by any Regulatory Authority shall be deemed to be a material adverse requirement unless it materially differs from terms and conditions customarily imposed by any such entity in connection with the acquisition of banks, savings associations and bank and savings association holding companies under similar circumstances.

(i) Loan Portfolio. There shall not have been any material increase since the date of this Agreement in the Loans described or required to be described on Schedule 6.8(c)(ii); provided, however, that regardless of any such increase, the condition in this Section 9.3(i) shall be deemed to be satisfied if the quotient of the aggregate amount of the Classified Loans of the NCC Companies as of the NCC Measuring Date divided by the sum of (i) NCC’s consolidated equity plus (ii) the NCC Allowance, both as set forth on NCC’s balance sheet on the NCC Measuring Date, is less than 0.20.

(j) Legal Proceedings. No action, proceeding or claim shall have been instituted by any Person, and the Parties shall not have Knowledge of any threatened action, claim or proceeding by any Person, against any NCC Company and/or their respective officers or directors which would result in a Material Adverse Effect on such NCC Company.

ARTICLE 10

TERMINATION

10.1 Termination. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the stockholders of United and/or the stockholders of NCC, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

(a) by mutual written consent of the NCC Board and the United Board; or

(b) by the NCC Board or the United Board in the event of an inaccuracy of any representation or warranty contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such inaccuracy and which inaccuracy is reasonably likely, in the opinion of the non-breaching Party, to have, individually or in the aggregate, a Material Adverse Effect on the breaching Party; or

(c) by the NCC Board or the United Board in the event of a material breach by the other Party of any covenant, agreement or other obligation contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach; or

(d) by the NCC Board or the United Board (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, agreement or other obligation contained in this Agreement) if (i) any Consent of any Regulatory Authority required for consummation of the Merger, the Subsidiary Merger or the other transactions provided for herein shall have been denied by final nonappealable action of such authority or if any action taken by such Authority is not appealed within the time limit for appeal, or (ii) the stockholders of United fail to vote their approval of this Agreement and the transactions provided for herein as required by applicable Law at its Stockholders’ Meeting where the transactions are presented to such United stockholders for approval and voted upon, or (iii) the stockholders of NCC fail to vote their approval of this Agreement and the transactions provided for herein as required by applicable Law at the NCC Stockholders’ Meeting where the transactions are presented to such NCC stockholders for approval and voted upon; or

(e) by the NCC Board if, notwithstanding any disclosures in the Schedules attached hereto or otherwise, (i) there shall have occurred any Material Adverse Effect with respect to United, or (ii) any facts or circumstances shall develop or arise after the date of this Agreement which are reasonably likely to cause or result in any Material Adverse Effect with respect to United, and such Material Adverse Effect (or such facts or circumstances) shall not have been remedied within fifteen (15) days after receipt by United of notice in writing from NCC specifying the nature of such Material Adverse Effect and requesting that it be remedied; or

(f) by the United Board if, notwithstanding any disclosures in the Schedules attached hereto or otherwise, (i) there shall have occurred any Material Adverse Effect with respect to NCC, or (ii) any facts or circumstances shall develop or arise after the date of this Agreement which are reasonably likely to cause or result in any Material Adverse Effect with respect to NCC, and such Material Adverse Effect (or such facts or circumstances) shall not have been remedied within fifteen (15) days after receipt by NCC of notice in writing from United specifying the nature of such Material Adverse Effect and requesting that it be remedied; or

(g) by the NCC Board or the United Board if the Merger shall not have been consummated on or before 270 days following the date of this Agreement, if the failure to consummate the transactions provided for herein on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(g); or

(h) by the NCC Board or the United Board if any of the conditions precedent to the obligations of such Party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 10.1(g) of this Agreement and such failure was not the fault of the terminating Party; or

(i) by the NCC Board if (i) the holders of in excess of five percent (5%) of the outstanding shares of United Common Stock properly assert their dissenters’ rights of appraisal pursuant to the FBCA, or (ii) the holders of in excess of five percent (5%) of the outstanding shares of NCC Common Stock properly assert their dissenters’ rights of appraisal pursuant to the DGCL, or by the United Board if the holders of in excess of five percent (5%) of the outstanding shares of NCC Common Stock properly assert their dissenters’ rights of appraisal pursuant to the DGCL; or

(j) by the NCC Board if (i) the United Board shall have withdrawn, or adversely modified, or failed upon NCC’s or NCC’s request to reconfirm its recommendation of the Merger or this Agreement, (ii) the United Board shall have approved or recommended to the stockholders of United that they approve an Acquisition Proposal other than that contemplated by this Agreement, (iii) United fails to call the United Stockholders’ Meeting or otherwise breaches its obligations in Section 8.4 hereof, or (iv) any Person (other than United or an Affiliate of United) or group becomes the beneficial owner of 50% or more of the outstanding shares of United Common Stock; or

(k) by the United Board if (i) the United Board authorizes United, subject to complying with the terms of this Agreement, to enter into a definitive agreement concerning a transaction that constitutes a Superior Proposal and United notifies NCC in writing that it intends to enter into such an agreement, and (ii) NCC does not make, within three (3) Business Days of the receipt of United’s written notification of its intent to enter into a definitive agreement for a Superior Proposal, an offer that the United Board determines, in good faith after consultation with its financial advisors, is at least as favorable, in the aggregate, to the stockholders of United as the Superior Proposal. Any termination under this Section 10.1(k) shall be subject to NCC’s receipt of the Termination Fee as set forth in Section 10.2(b) below, and if such amount is not received by NCC in accordance therewith, any purported termination pursuant to this Section 10.1(k) shall be null and void. United agrees (x) that it will not enter into a definitive agreement referred to in clause (j) above until at least the fifth (5th) Business Day after it has provided the notice to NCC required thereby, and (y) to notify NCC promptly in writing if its intention to enter into a definitive agreement referred to in its notification shall change at any time after giving such notification.

10.2 Effect of Termination.

(a) In the event of a termination of this Agreement by either the NCC Board or the United Board as provided in Section 10.1, this Agreement shall become void and there shall be no Liability or obligation on the part of NCC or United or their respective Subsidiaries or any of the officers or directors of any of them, except that this Section 10.2 and Article 11 and Sections 8.2 and 8.7 of this Agreement shall survive any such termination; provided, however, that nothing herein shall relieve any breaching Party from Liability for an uncured willful breach of a representation, warranty, covenant, obligation or agreement giving rise to such termination.

(b) In the event that this Agreement is terminated (i) by the NCC Board pursuant to Section 10.1(j), (ii) by the United Board pursuant to Section 10.1(k), or (iii) otherwise by the United Board at a time when the NCC Board or NCC has grounds to terminate the Agreement pursuant to Section 10.1(j), then United shall, in the case of clause (i), two (2) Business Days after the date of such termination or, in the case of clause (ii) or (iii), on the date of such termination, pay to NCC, by wire transfer of immediately available funds, the amount of $750,000 (the “Termination Fee”).

(c) In the event that (i) after the date hereof an Acquisition Proposal shall have been publicly disclosed or any Person shall have publicly disclosed that, subject to the Merger being disapproved by United stockholders or otherwise rejected, it will make an Acquisition Proposal with respect to United and thereafter this Agreement is terminated by the NCC Board or the United Board pursuant to Section 10.1(d)(ii), and (ii) concurrently with such termination or within nine (9) months of such termination United enters into a definitive agreement with respect to an Acquisition Proposal or consummates an Acquisition Proposal, then United shall, upon the earlier of entering into a definitive agreement with respect to an Acquisition Proposal or consummating an Acquisition Proposal, pay to NCC, by wire transfer of immediately available funds, the Termination Fee.

(d) United acknowledges that the agreements contained in Sections 10.2(b) and 10.2(c) are an integral part of the transactions provided for in this Agreement, and that, without these agreements, NCC would not enter into this Agreement; accordingly, if United fails to promptly pay the amount due pursuant to Section 10.2(b) or Section 10.2(c), as the case may be, and, in order to obtain such payment, NCC commences a suit which results in a judgment for any of the Termination Fee, United shall pay NCC its costs and expenses (including attorneys’ fees) in connection with such suit

(e) Notwithstanding anything to the contrary in this Agreement, other than in the case of a willful breach of this Agreement, the payment of the Termination Fee pursuant to this Section 10.2 shall fully discharge United from, and be the sole and exclusive remedy of NCC and NBC with respect to, any and all losses that may be suffered them based upon, resulting from, or rising out of the circumstances given rise to such termination of this Agreement. In no event shall United be required to pay the Termination Fee on more than one occasion.

10.3 Non-Survival of Representations and Covenants. The respective representations, warranties, obligations, covenants and agreements of the Parties shall not survive the Effective Time, except for those covenants and agreements contained in this Agreement which by their terms apply in whole or in part after the Effective Time.

ARTICLE 11

MISCELLANEOUS

11.1 Definitions.

(a) Except as otherwise provided herein, the capitalized terms set forth below (in their singular and plural forms as applicable) shall have the following meanings:

“1933 Act” shall mean the Securities Act of 1933, as amended.

“1934 Act” shall mean the Securities Exchange Act of 1934, as amended.

“Acquisition Proposal,” with respect to United, means a tender or exchange offer, proposal for a merger, acquisition of all the stock or Assets of, consolidation or other business combination involving United or any of its Subsidiaries or any proposal or offer to acquire in any manner more than 10% of the voting power in, or more than 10% of the business, Assets or deposits of, United or any of its Subsidiaries, including a plan of liquidation of United or any of its Subsidiaries, other than the transactions contemplated by this Agreement.

“Affiliate” of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

“Agency” means the Federal Housing Administration, the Federal Home Loan Mortgage Corporation, the Farmers Home Administration (now known as Rural Housing and Community Development Services), the Federal National Mortgage Association, the United States Department of Veterans’ Affairs, the Rural Housing Service of the U.S. Department of Agriculture or any other Regulatory Authority with authority to (i) determine any investment, origination, lending or servicing requirements with regard to mortgage Loans originated, purchased or serviced by any United Company or (ii) originate, purchase, or service mortgage Loans, or otherwise promote mortgage lending, including state and local housing finance authorities.

“Agreement” shall mean this Agreement and Plan of Merger, including the Exhibits and Schedules delivered pursuant hereto and incorporated herein by reference. References to “the date of this Agreement,” “the date hereof” and words of similar import shall refer to the date this Agreement was first executed, as indicated in the introductory paragraph on the first page hereof.

“Assets” of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

“BHC Act” shall mean the federal Bank Holding Company Act of 1956, as amended.

“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which national banking institutions in Alabama are authorized or obligated by Law or executive order to close (provided that, with respect to filings to be made with the SEC, a day on which such a filing is to be made is a Business Day only if the SEC is open to accept filings).

“Classified Loans” means Loans that have been classified by any bank examiner, whether regulatory or internal, or, in the exercise of reasonable diligence by NCC (in the case of the Classified Loans of the NCC Companies) or by United (in the case of the Classified Loans of the United Companies), as applicable, or by any Regulatory Authority, should have been classified, as “other loans Specifically Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Watch List,” “Criticized,” “Credit Risk Assets,” “concerned loans” or words of similar import.

“Closing” shall mean the closing of the Merger and the other transactions provided for herein, as described in Section 1.2 of this Agreement.

“Consent” shall mean any consent, approval, authorization, clearance, exemption, waiver or similar affirmation by any Person pursuant to any Contract, Law, Order or Permit.

“Contract” shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, debenture, instrument, trust agreement, guarantee, lease, obligation, plan, practice, restriction, understanding or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

“Default” shall mean (i) any breach or violation of or default under any Contract, Order or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order or Permit, where, in any such event, such Default is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party.

“DGCL” shall mean the Delaware General Corporation Law, as amended.

“Designated Representative”

(a) with respect to United shall mean David G. Powers; and

(b) with respect to NCC, shall mean John H. Holcomb, III, William E. Matthews, V and/or Richard Murray, IV.

“Disqualification” shall mean the occurrence of any of the following events: (i) the director or nominee shall be prohibited by Law, Order or otherwise from serving on the NCC Board or the board of directors of NBC, as applicable, (ii) the director or nominee shall have been convicted of any felony, (iii) the director or nominee shall file (or any entity of which such director or nominee shall have been an executive officer or controlling person within the two years prior to filing shall file) a voluntary petition under any federal or state bankruptcy or insolvency law, or the director or nominee shall become (or any entity of which the director or nominee shall have been an executive officer or controlling person within two years prior to filing shall become) the subject of an involuntary petition filed under any such law that is not dismissed within 90 days, (iv) the director or nominee shall be involved in any of the events or circumstances enumerated in Item 401(f)(2)-(6) of Regulation S-K (or any successor or substitute provision of similar import) promulgated by the SEC, or similar provisions of state “blue sky” laws, (v) in the case of the United Designee, the director or nominee shall have been removed from the NCC Board by the stockholders of NCC without the encouragement or recommendation of NCC, (vi) the members of NCC’s or NBC’s nominating committee, as applicable, shall have concluded in good faith that nominating such individual would constitute a breach of their fiduciary duties, or (vii) the director or nominee shall have resigned or retired from the NCC Board or the board of directors of NBC, as applicable.

“Effective Time” shall mean the date and time at which the Merger becomes effective as provided in Section 1.3 of this Agreement.

“Employment Laws” shall mean all Laws relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, unemployment wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health and plant closing, including, but not limited to, 42 U.S.C. § 1981, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Equal Pay Act, the Fair Labor Standards Act, the Family and Medical Leave Act, the Americans with Disabilities Act, Workers’ Compensation, Uniformed Services Employment and Re-Employment Rights Act of 1994, Older Workers Benefit Protection Act, Pregnancy Discrimination Act and the Worker Adjustment and Retraining Notification Act.

“Environmental Laws” shall mean all Laws which are administered, interpreted or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over pollution or protection of the environment.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Agent” shall mean Broadridge Corporate Issuer Solutions, Inc.

“FBCA” shall mean the Florida Business Corporation Act, as amended.

“FDIC” shall mean the Federal Deposit Insurance Corporation.

“FRB” or “Federal Reserve Board” shall mean Board of Governors of the Federal Reserve System.

“GAAP” shall mean generally accepted accounting principles, consistently applied during the periods involved.

“Hazardous Material” shall mean any pollutant, contaminant, or hazardous substance within the meaning of the Comprehensive Environment Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., or any similar federal, state or local Law.

“Insurer” means a Person who insures or guarantees for the benefit of the mortgagee all or any portion of the risk of loss upon borrower default on any of the mortgage Loans originated, purchased or serviced by any United Company, including the Federal Housing Administration, the United States Department of Veterans’ Affairs, the Rural Housing Service of the U.S. Department of Agriculture and any private mortgage insurer, and providers of hazard, title or other insurance with respect to such mortgage Loans or the related collateral.

“IRC” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Knowledge” as used with respect to a Party or any of its Subsidiaries shall mean the actual knowledge of the executive officers and directors of such Party or its Subsidiary, as applicable, and that knowledge that any director of the Party or its Subsidiary, as applicable, would have obtained upon a reasonable examination of the books, records and accounts of such Party or its Subsidiary, as applicable, and that knowledge that any executive officer of the Party or its Subsidiary, as applicable, would have obtained upon a reasonable examination of the books, records and accounts of such executive officer and such Party or its Subsidiary, as applicable. Notwithstanding the foregoing, (a) for the representations and warranties of United in Article 5 of this Agreement that are expressly made to the Knowledge of each United Company for the period prior to March 1, 2010, “Knowledge” as used with respect to each such United Company shall mean the actual knowledge of the executive officers of such United Company, and (b) for the representations and warranties of NCC in Article 6 of this Agreement that are expressly made to the Knowledge of each NCC Company for the period prior to October 31, 2010, “Knowledge” as used with respect to each such NCC Company shall mean the actual knowledge of the executive officers of such NCC Company.

“Law” shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities or business, including without limitation those promulgated, interpreted or enforced by any of the Regulatory Authorities.

“Liability” shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including without limitation costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any

Person (other than endorsements of notes, bills, checks and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

“Lien” shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge or claim of any nature whatsoever of, on or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business, and (iii) Liens which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party.

“Litigation” shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding or notice (written or oral) by any Person alleging potential Liability or requesting information relating to or affecting a Party, its business, its Assets (including without limitation Contracts related to it), or the transactions provided for in this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

“Loan Investor” means any Person (including an Agency) having a beneficial interest in any mortgage Loan originated, purchased or serviced by any United Company or a security backed by or representing an interest in any such mortgage Loan.

“Loan Property” shall mean any property owned by a Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Material Adverse Effect” on a Party shall mean an event, change or occurrence that, individually or together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, results of operations, business or prospects of such Party and its Subsidiaries, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions provided for in this Agreement; provided, however, that “material adverse impact” shall not be deemed to include the impact of (w) changes in, or effects arising from or relating to, general business or economic conditions affecting the industry in which a Party operates, (x) changes in banking and similar Laws of general applicability or interpretations thereof by courts of governmental authorities, (y) changes in GAAP or RAP generally applicable to banks and their holding companies and (z) the Merger or the announcement of the Merger on the operating performance of the Parties, except to the extent that the changes described in clauses (w), (x) and (y) have a materially disproportionate adverse effect on such Party relative to other similarly situated participants in the markets in which such Party operates.

“Merger” shall mean the merger of United with and into NCC referred to in the Preamble of this Agreement.

“NCC” shall mean National Commerce Corporation, a Delaware corporation.

“NCC Board” shall mean the Board of Directors of NCC.

“NCC Call Reports” shall mean (i) the Reports of Income and Condition of NBC for the years ended December 31, 2013, 2012 and 2011, as filed with the OCC; (ii) the Reports of Income and Condition of NBC delivered by NCC to United with respect to periods ended subsequent to December 31, 2013; (iii) the Consolidated Financial Statements for Bank Holding Companies, Form FR Y-9C or Form FR Y-9SP, as applicable, of NCC for the years ended December 31, 2013, 2012 and 2011; and (iv) the Consolidated Financial Statements for Bank Holding Companies, Form FR Y-9C, of NCC with respect to periods ended subsequent to December 31, 2013.

“NCC Common Stock” shall mean the common stock of NCC, par value $0.01 per share.

“NCC Companies” shall mean, collectively, NCC and all NCC Subsidiaries.

“NCC Financial Statements” shall mean (i) the audited consolidated balance sheets (including related notes and schedules, if any) of NCC as of December 31, 2013 and 2012, and the related statements of income, changes in stockholders’ equity and cash flows (including related notes and schedules, if any) for the years then ended, and (ii) the consolidated balance sheets of NCC (including related notes and schedules, if any) and related statements of income, changes in stockholders’ equity and cash flows (including related notes and schedules, if any) with respect to periods ended subsequent to December 31, 2013.

“NCC Preferred Stock” shall mean the preferred stock of NCC, par value $0.01 per share.

“NCC Stockholders’ Meeting” shall mean the meeting of the stockholders of NCC to be held pursuant to Section 8.4 of this Agreement, including any adjournment or adjournments thereof.

“NCC Subsidiaries” shall mean the Subsidiaries of NCC.

“OCC” shall mean the Office of the Comptroller of the Currency.

“Order” shall mean any administrative decision or award, decrees, injunction, judgment, regulation, directive, consent agreement, memorandum of understanding, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or Regulatory Authority.

“Participation Facility” shall mean any facility in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, includes the owner or operator or such property, but only with respect to such property.

“Party” shall mean United or NCC, and “Parties” shall mean United and NCC.

“Permit” shall mean any federal, state, local and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets or business.

“Person” shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert or any person acting in a representative capacity.

“RAP” means regulatory accounting principles.

“Regulatory Authorities” shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the FRB, the OCC, the FDIC, all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, the NASD and the SEC.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Laws” shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940 as amended, the Investment Advisers Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

“Subsidiaries” shall mean all those corporations, banks, associations or other entities of which the entity in question owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, however, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

“Superior Proposal” means a bona fide written Acquisition Proposal which the United Board concludes in good faith to be more favorable from a financial point of view to its stockholders than the Merger and the other transactions contemplated hereby, (1) after receiving the advice of its financial advisors (who shall be a nationally recognized investment banking firm, NCC agreeing that the United Financial Advisor is a nationally recognized investment banking firm), (2) after taking into account the likelihood of consummation of such transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein) and (3) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable Law; provided that for purposes of the definition of “Superior Proposal,” the references to “more than 10%” in the definition of Acquisition Proposal shall be deemed to be references to “100%” and the definition of Acquisition Proposal shall only refer to a transaction involving United and not its Subsidiaries.

“Surviving Corporation” shall mean NCC as the Surviving Corporation in the Merger.

“Taxes” shall mean any federal, state, county, local, foreign and other taxes, assessments, charges, fares, and impositions, including interest and penalties thereon or with respect thereto.

“United” shall mean United Group Banking Company of Florida, Inc., a Florida corporation.

“United 401(k) Plan” shall mean the United Legacy Bank 401(k) Profit Sharing Plan & Trust effective January 1, 2012, as amended.

“United Board” shall mean the Board of Directors of United.

“United Call Reports” shall mean (i) the Reports of Income and Condition of United Legacy Bank for the years ended December 31, 2013, 2012 and 2011, as filed with the FRB; (ii) the Reports of Income and Condition of United Legacy Bank delivered by United to NCC with respect to periods ended subsequent to December 31, 2013; (iii) the Consolidated Financial Statements for Bank Holding Companies, Form FR Y-9SP, of United for the years ended December 31, 2013, 2012 and 2011; and (iv) the Consolidated Financial Statements for Bank Holding Companies, Form FR Y-9SP, of United with respect to periods ended subsequent to December 31, 2013.

“United Common Stock” shall mean the voting and nonvoting common stock of United, par value $0.01 per share.

“United Companies” shall mean, collectively, United and all United Subsidiaries.

“United Financial Statements” shall mean (i) the audited balance sheets (including related notes and schedules, if any) of United as of December 31, 2013, 2012 and 2011, and the related statements of income, changes in stockholders’ equity and cash flows (including related notes and schedules, if any) for the years then ended, together with the report thereon of Saltmarsh, Cleveland & Gund, independent certified public accountants, and (ii) the unaudited balance sheets of United (including related notes and schedules, if any) and related statements of income, changes in stockholders’ equity and cash flows (including related notes and schedules, if any) with respect to periods ended subsequent to December 31, 2013.

“United Designee” means one (1) director of United to be identified by United within 30 days after the date of this Agreement who is reasonably acceptable to NCC (and who is not the same person as the United Legacy Bank Designee). The United Designee shall be permitted to serve as a director of NCC notwithstanding any age limit that may otherwise apply under NCC’s governing documents or policies and procedures.

“United Legacy Bank Designee” means one (1) director of United Legacy Bank to be identified by United within 30 days after the date of this Agreement who is reasonably acceptable to NCC (and who is not the same person as the United Designee). The United Legacy Bank Designee shall be permitted to serve as a director of NBC notwithstanding any age limit that may otherwise apply under NBC’s governing documents or policies and procedures.

“United Preferred Stock” shall mean the preferred stock of United, par value $0.01 per share.

“United Stock Option Plan” shall mean the United Group Banking Company of Florida, Inc. Officers’ and Employees’ Stock Option Plan effective March 3, 2010, as amended.

“United Stockholders’ Meeting” shall mean the meeting of the stockholders of United to be held pursuant to Section 8.4 of this Agreement, including any adjournment or adjournments thereof.

“United Subsidiaries” shall mean the Subsidiaries of United, which shall include the United Subsidiaries described in Section 5.4 of this Agreement and any corporation, bank, savings association or other organization acquired as a Subsidiary of United in the future and owned by United at the Effective Time.

(b) Capitalized terms defined in other Sections of this Agreement shall have the definitions set forth in such Sections, as indicated below.

Defined Term	Section
Adjusted NCC Shareholders’ Equity	9.3(f)

Adjusted United Shareholders’ Equity	9.2(d)

Acquisition Agreement	7.5(a)

Act	5.34

Articles of Merger	1.3

Cash Limitation	3.1(c)(1)

Certificate of Objections	8.5

Certificate of Merger	1.3

COBRA Coverage	5.15(f)(i)

Conforming Adjustments	8.13

Defined Term	Section
Covered Employees	8.23(a)

Cutoff	4.2

D&O Insurance	8.16(c)

Election Deadline	3.1(c)(3)

Election Form	3.1(c)(2)

Employment Agreements	8.22(c)

Employment Agreement Termination Letters	8.22(a)

Exchange Ratio	3.1(b)

Identifiable Personal Information	5.31

Indemnified Party	8.16(a)

Loans	5.9(a)(i)

Maximum D&O Tail Premium	8.16(c)

NBC	1.5

NCC Advisory Fee	6.15

NCC Allowance	6.8(c)

NCC Dissenting Shares	3.5

NCC Financial Advisor	8.9(b)

NCC Litigation Reserve	6.8(c)

NCC Measuring Date	9.3(f)

NCC Option	3.1(d)

NCC OREO Reserve	6.8(c)

Defined Term	Section
NCC Proxy Statement	5.18

OFAC	5.12(b)

Per Share Cash Consideration	3.1(c)(1)

Potential Cash Payments	3.1(c)(5)

Proxy Statement/Prospectus	5.18

Related Interest	5.15

Share Limitation	3.1(c)(1)

Stock Election Shares	3.1(a)(3)

Subsidiary Merger	1.5

Subsidiary Merger Agreement	1.5

Surviving Bank	1.5

S-4 Registration Statement	5.18

Takeover Laws	5.28

Tax Opinion	9.1(e)

Termination Fee	10.2(b)

United Advisory Fee	5.24

United Allowance	5.9(a)(v)

United Benefit Plans	5.14(a)

United Certificate	4.2

United Contracts	5.15

United Dissenting Shares	3.4

United Financial Advisor	8.9(a)

Defined Term	Section
United Litigation Reserve	5.9(a)(v)

United Measuring Date	9.2(d)

United OREO Reserve	5.9(a)(v)

11.2 Entire Agreement. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the parties hereto with respect to the transactions provided for herein and supersedes all prior arrangements or understandings with respect thereto, written or oral.

11.3 Amendments. This Agreement may be amended by the Parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with this Agreement by the stockholders of United or NCC; provided, however, that after any approval of the transactions contemplated by this Agreement by the stockholders of United or NCC, there may not be, without further approval of such stockholders, any amendment of this Agreement that requires further approval under applicable Law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

11.4 Waivers.

(a) Prior to or at the Effective Time, NCC, acting through its Board, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by United, to waive or extend the time for the compliance or fulfillment by United of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of NCC under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of NCC. No representation or warranty in this Agreement shall be affected or deemed waived by reason of the fact that NCC and/or its representatives knew or should have known that any such representation or warranty was, is, might be or might have been inaccurate in any respect.

(b) Prior to or at the Effective Time, United, acting through the United Board, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by NCC, to waive or extend the time for the compliance or fulfillment by NCC of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of United under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of United. No representation or warranty in this Agreement shall be affected or deemed waived by reason of the fact that United and/or its representatives knew or should have known that any such representation or warranty was, is, might be or might have been inaccurate in any respect.

11.5 Assignment. Except as expressly provided for herein, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party (whether by operation of Law or otherwise) without the prior written consent of the other Parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

11.6 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

If to United, to:	United Group Banking Company of Florida, Inc.
425 U. S. Highway 17-92 South
Longwood, FL 32750
Telecopy Number: (407) 261-2889
Attention: David G. Powers

with a copy to:	Smith Mackinnon, PA
Citrus Center, Suite 800
255 South Orange Avenue
Orlando, Florida 32801
Telecopy Number: (407) 843-2448
Attention: John P. Greeley, Esq.

If to NCC, to:	National Commerce Corporation
813 Shades Creek Parkway, Suite 100
Birmingham, AL 35209
Telecopy Number: (205) 313-8101
Attention: William E. Matthews, V

with a copy to:	Maynard, Cooper & Gale, P.C.
1901 Sixth Avenue North
2400 Regions/Harbert Plaza
Birmingham, AL 35203
Telecopy Number: (205) 254-1999
Attention: John P. Dulin, Jr., Esq.

11.7 Brokers and Finders. Except as provided in Section 5.24, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions or finders’ fees in connection with this Agreement or the transactions provided for herein. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by United or NCC, each of United and NCC, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability with respect to any such claim.

11.8 Governing Law; Jury Waiver. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to any applicable conflicts of Laws, except to the extent federal Law shall be applicable. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.8.

11.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same document with the same force and effect as though all parties had executed the same document. The exchange of copies of this Agreement and of signature pages by fax, email or similar electronic means shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Transmission of executed counterparts by fax, email or similar electronic means shall have the same effect as physical delivery of manually signed originals.

11.10 Captions. The captions as to contents of particular articles, sections or paragraphs contained in this Agreement and the table of contents hereto are for reference purposes only and are not part of this Agreement.

11.11 Enforcement of Agreement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. In any dispute or action between the Parties arising out of this Agreement, including any Litigation, arbitration, and appellate proceedings (and efforts to enforce the judgment, award or other disposition of any of the same), the prevailing party shall be entitled to have and recover from the other Party all reasonable fees, costs and expenses incurred in connection with such dispute or action (including reasonable attorneys’ fees).

11.12 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

11.13 Construction of Terms. Where the context so requires or permits, the use of singular form includes the plural, and the use of the plural form includes the singular, and the use of any gender includes any and all genders. Accounting terms used and not otherwise defined in this Agreement have the meanings determined by, and all calculations with respect to accounting or financial matters unless otherwise provided for herein, shall be computed in accordance with generally accepted accounting principles, consistently applied. References herein to articles, sections, paragraphs, subparagraphs or the like shall refer to the corresponding articles, sections, paragraphs, subparagraphs or the like of this Agreement. The words “hereof,” “herein,” and terms of similar import shall refer to this entire Agreement. Unless the context clearly requires otherwise, the use of the terms “including,” “included,” “such as,” or terms of similar meaning, shall not be construed to imply the exclusion of any other particular elements.

11.14 Schedules. The disclosures in the Schedules to this Agreement must relate only to the representations and warranties in the Section of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement. In the event of any inconsistency between the covenants or statements in the body of this Agreement and those in the Schedules (other than an exception expressly set forth as such in the Schedules with respect to a specifically identified representation or warranty), the covenants and statements in the body of this Agreement will control. At least three (3) Business Days before the Closing, United agrees to provide NCC with supplemental Schedules to be delivered by United pursuant to this Agreement reflecting any material changes thereto between the date of this Agreement and the Closing Date. At least three (3) Business Days before the Closing, NCC agrees to provide United with supplemental Schedules to be delivered by NCC pursuant to this Agreement reflecting any material changes thereto between the date of this Agreement and the Closing Date.

11.15 Exhibits and Schedules. Each of the Exhibits and Schedules attached hereto is an integral part of this Agreement and shall be applicable as if set forth in full at the point in the Agreement where reference to it is made.

11.16 No Third Party Beneficiaries. Except (i) for Section 8.16, which is intended to benefit each Indemnified Party and his or her heirs and representatives, (ii) for Section 8.23(f), which is intended to benefit each officer and his or her heirs and representatives as set forth therein, (iii) for the second sentence in Section 8.18, which is intended to benefit each director of United, and (iv) if the Effective Time occurs, the right of the holders of United Common Stock and United Options to receive the consideration and benefits payable pursuant to this Agreement, nothing in this Agreement expressed or implied is intended to confer upon any Person, other than the Parties or their respective successors, any right, remedies, obligations or Liabilities under or by reason of this Agreement, except as expressly contemplated by this Agreement.

11.17 Alternative Structure. Notwithstanding anything to the contrary contained in this Agreement, at any time prior to or following the Effective Time, NCC shall be entitled to revise the structure of the Subsidiary Merger in order to substitute an NCC Subsidiary (or no NCC Subsidiary) in the place of NBC, whereby United Legacy Bank or such other NCC Subsidiary would be the surviving bank upon consummation of the Subsidiary Merger, or whereby the Subsidiary Merger would be abandoned, provided in any case that each of the transactions comprising such revised structure shall (i) fully qualify as, or fully be treated as part of, one or more tax free reorganizations within the meaning of Section 368(a) of the IRC, (ii) be capable of consummation in as timely a manner as Subsidiary Merger provided for herein and (iii) not otherwise be prejudicial to the interests of United’s stockholders. This Agreement and/or the Subsidiary Merger Agreement and any related documents shall be appropriately amended in order to reflect any such revised structure.

[Signature pages follow]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf and its seal to be hereunto affixed and attested by its respective authorized officers as of the day and year first above written.

NATIONAL COMMERCE CORPORATION

Attest:

By:	/s/ Cindy Payton	By:	/s/ John H. Holcomb, III
	Cindy Payton		John H. Holcomb, III
	Secretary		Chairman and Chief Executive Officer

UNITED GROUP BANKING COMPANY OF FLORIDA, INC.

Attest:

By:	/s/ Shirley Tyler	By:	/s/ David G. Powers
	Shirley Tyler		David G. Powers
Chairman, President and Chief Executive Officer

List of Exhibits

Exhibit A	Form of Subsidiary Merger Agreement

Exhibit B	Form of Non-Competition Agreement

Exhibit C	Form of Claims Letter

Exhibit D	Form of 5-Year Employment Agreement

Exhibit E	Form of 3-Year Employment Agreement

List of Schedules

Schedule 5.2(b):	No Conflict (United)

Schedule 5.2(c):	Notices; Consents (United)

Schedule 5.3:	Outstanding Stock Options (United)

Schedule 5.4(b):	Subsidiaries Outstanding Capital Stock (United)

Schedule 5.5:	Financial Statements and Call Reports (United)

Schedule 5.6:	Undisclosed Liabilities (United)

Schedule 5.7:	Changes or Events (United)

Schedule 5.8(f):	Disallowed Deductions under IRC Sections 280G or 162(m) (United)

Schedule 5.9(a)(i)	Loans over 90 Days (United)

Schedule 5.9(a)(ii)	Insider Loans (United)

Schedule 5.9(a)(iv):	Classified Loans (United)

Schedule 5.9(b):	Loan Repurchase Obligations (United)

Schedule 5.10:	Liens (United)

Schedule 5.10(a):	Real Property (United)

Schedule 5.10(b):	Leasehold Property (United)

Schedule 5.10(c):	Insurance Policies (United)

Schedule 5.12(b):	Compliance With Laws (United)

Schedule 5.13(b):	Officers and Directors (United)

Schedule 5.14(a):	Employee Benefit Plans (United)

Schedule 5.14(c):	Payments Due Directors and Employees (United)

Schedule 5.15:	Material Contracts (United)

Schedule 5.16:	Legal Proceedings (United)

Schedule 5.20:	Offices (United)

Schedule 5.22:	Intellectual Property (United)

Schedule 5.24:	Broker’s Fees (United)

Schedule 5.29:	Management Contracts (United)

Schedule 5.32:	Affiliate Deposits (United)

Schedule 6.3(b):	Issuances of NCC Common Stock (NCC)

Schedule 6.4:	Financial Statements and Call Reports (NCC)

Schedule 6.5:	Undisclosed Liabilities (NCC)

Schedule 6.6:	Changes or Events (NCC)

Schedule 6.8(a):	Loan Repurchase Obligations (NCC)

Schedule 6.8(c)(ii):	Classified Loans (NCC)

Schedule 6.9:	Legal Proceedings (NCC)

Schedule 6.15:	Broker’s Fees (NCC)

Schedule 7.2(i)	Incentive Compensation (United)

Schedule 7.2(n):	Unfunded Loan Commitments (United)

Schedule 7.6(c)	Securities Issuances (NCC)

Schedule 8.14:	Deadlines for Extensions (United)

Schedule 8.21(a):	Employment Agreement Termination Letters

Schedule 8.21(b):	5-Year Employment and Non-Competition Agreements

Schedule 8.21(c):	3-Year Employment and Non-Competition Agreements

Schedule 8.23(f)	Split Dollar Agreements

84